SHARE PURCHASE AGREEMENT

BY AND AMONG

LIVINGSOCIAL, INC.,

LIVINGSOCIAL B.V.,

GROUPON, INC.,

AND

GROUPON TRAILBLAZER, INC.

DATED AS OF NOVEMBER 6, 2013

EAST\66038321.1

TABLE OF CONTENTS
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ii

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 6, 2013 (the “Effective Date”), is made by and among LivingSocial, Inc., a Delaware corporation (“LivingSocial”), LivingSocial, B.V., a Netherlands limited liability company (“Seller”), Groupon, Inc., a Delaware corporation (“Parent”), and Groupon Trailblazer, Inc., a Delaware corporation (“Buyer”). LivingSocial, Seller, Parent, and Buyer are sometimes referred to herein as the “Parties” and each, individually, as a “Party”.
RECITALS
A.LivingSocial owns 100% of the issued and outstanding shares of capital stock of Seller, Seller in turn owns 100% of the issued share capital of Living Social Korea Inc., a company incorporated under the Laws of the Republic of Korea (“LS Korea”), and LS Korea in turn owns 100% of the issued share capital of Ticket Monster Inc., a company incorporated under the Laws of the Republic of Korea (the “Company”).
B.    Parent directly or indirectly owns 100% of the issued and outstanding shares of capital stock of Buyer.
C.    Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding shares of capital stock of LS Korea (the “LS Korea Shares”).
D.    A portion of the consideration payable to Seller in the Transaction will be deposited in escrow to secure the indemnification obligations of Seller and LivingSocial under this Agreement.
E.    Concurrently with the execution of this Agreement, each of Daniel Shin and Sage Ha (together, the “Key Employees”) is executing (i) an employment agreement, (ii) an Employee Inventions, Proprietary Rights and Assignment Agreement with the Company, (iii) an RSU side letter agreement with Parent, and (iv) a comfort letter with Parent (collectively, the “Employment Agreements”), in each case, concurrently with the execution of this Agreement, with each of the aforementioned Employment Agreements to become effective in accordance with its respective terms.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and obligations contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Defined Terms. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to, in a single transaction or series of related transactions, any (a) acquisition of assets of LS Korea, the Company or any of its Subsidiaries other than in the Ordinary Course of Business, (b) acquisition of beneficial ownership of any capital stock or other securities of LS Korea, the Company or any of its Subsidiaries, or (c) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving LS Korea, the Company or any of its Subsidiaries, other than, in each case under clauses (a), (b) and (c), the transactions contemplated by this Agreement or any such transaction directly involving solely LivingSocial’s, Seller’s or its Affiliates’ (other than LS Korea’s, the Company’s or any of its Subsidiaries’) assets, businesses or capital stock or securities.
“Action” means any civil, criminal, administrative or investigative action, audit, suit, arbitration, hearing, litigation, investigation or other proceeding of any kind or nature.
“Actual Closing Cash” has the meaning set forth in Section 2.2(d)(iv).
“Actual Working Capital” has the meaning set forth in Section 2.2(d)(ii).
“ADTV” has the meaning set forth in Section 4.15(n).
“Affiliate” means, with respect to any Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question. For purposes of the foregoing, “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreements” has the meaning set forth in Section 3.1(t).
“Anti‑Corruption and Anti‑Bribery Laws” means the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or non‑U.S. anti‑corruption or anti‑bribery laws or regulations.
“Applicable Accounting Principles” has the meaning set forth in Section 2.2(d)(i).
“Astrics” has the meaning set forth in Section 3.1(a)(i).
“Audited Financial Statements” has the meaning set forth in Section 3.1(f)(i).
“Business Combination Report” has the meaning set forth in Section 4.6(a).
“Business Day” means any day other than a Saturday, a Sunday or any other day on which (i) commercial banks in Chicago, Illinois or Seoul, the Republic of Korea are required to be closed for regular banking business, or (ii) the SEC is closed for business.
“Buyer” has the meaning set forth in the first paragraph.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.1.
“Buyer Prepared Returns” has the meaning set forth in Section 4.12(b)(ii).
“Cash Maximum” has the meaning set forth in Section 2.2(d)(iii).
“Cash on Hand” means all cash and cash equivalents, calculated as of the Closing Date, in South Korean Won determined in accordance with US GAAP and the Applicable Accounting Principles. For the avoidance of doubt, Cash on Hand shall be calculated net of issued but uncleared checks and drafts and shall include checks, ACH transactions and other wire transfers and drafts deposited or available for deposit for the account of the Person with respect to which Cash on Hand is being calculated.
“Claiming Party” has the meaning set forth in Section 7.6(a).
“Closing” has the meaning set forth in Section 2.3.
“Closing Cash Payment” has the meaning set forth in Section 2.2(a)(i).
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals of this Agreement.
“Company Indebtedness” means, without duplication, all indebtedness of the Company or any its Subsidiaries for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums, breakage costs and prepayment penalties, if any, and including, without limitation, (A) any indebtedness evidenced by any note, bond, debenture or other debt security, (B) any indebtedness to any lender or creditor under credit facilities of the Company or any of its Subsidiaries, (C) any indebtedness for the deferred purchase price of property with respect to which the Company or any of its Subsidiaries is liable, contingently or otherwise, as obligor or otherwise, (D) any drawn amounts under letter of credit arrangements, (E) any cash overdrafts, (F) any capitalized leases, and (G) any notes payable to any of the Company’s stockholders, vendors, customers or third parties (excluding, for the avoidance of doubt, any accounts payable or trade payables incurred by the Company or any of its Subsidiaries in the Ordinary Course of Business).
“Company Intellectual Property” has the meaning set forth in Section 3.1(q)(i).
“Constituent Documents” of a Person means, as applicable, the declaration and charter, certificate of incorporation, articles of incorporation, certificate of designations, bylaws, or any similar organizational or governing document or instrument of a Person.
“Contract” means any contract, agreement, mortgage, indenture, debenture, note, loan, bond, lease, sublease, license, franchise, obligation, instrument, promise, understanding or other binding commitment, arrangement or undertaking of any kind whether oral or written, and whether express or implied, to which a Person is a party or by which any property or assets owned by such Person is bound.
“Controls” has the meaning set forth in Section 3.1(f)(ii).
“Covered Employee” has the meaning set forth in Section 4.18(c).
“Disclosure Schedule” has the meaning set forth in Section 3.1.
“Divestiture Action” has the meaning set forth in Section 4.6(b)(i).
“DPI” has the meaning set forth in Section 3.1(a)(i).
“Effective Date” has the meaning set forth in the first paragraph.
“Election Notice” has the meaning set forth in Section 4.12(c)(i).
“Employment Agreements” has the meaning set forth in the recitals of this Agreement.
“Employee Benefit Plans” has the meaning set forth in Section 3.1(j)(vi).
“Employee Group” means a group of employees of the Company representing ten percent (10%) or more of the Company’s total number of employees as of the Effective Date.
“Environmental Laws” means any and all Requirements of Law, and any administrative or judicial interpretations thereof, relating to the protection of the environment or health and safety, including without limitation those pertaining to the use, distribution, generation, emission, discharge, handling, storage, processing, transportation, treatment, disposal, investigation, remediation and monitoring of Hazardous Materials.
“Escrow Agent” has the meaning set forth in Section 7.5(a).
“Escrow Agreement” has the meaning set forth in Section 7.5(a).
“Escrow Amount” means Nineteen Million Five Hundred Thousand U.S. Dollars ($19,500,000).
“Escrow Fund” has the meaning set forth in Section 7.5(a).
“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(i).
“Estimated Closing Cash” has the meaning set forth in Section 2.2(d)(iii).
“Estimated Working Capital” has the meaning set forth in Section 2.2(d)(i).
“Exchange Act” has the meaning set forth in Section 3.2(g)(i).
“Exchange Site” means http://www.oanda.com/currency/historical-rates.

“Extension Period” has the meaning set forth in Section 8.1(b).
“Final Closing Balance Sheet” has the meaning set forth in Section 2.2(d)(ii).
“Financial Statements” has the meaning set forth in Section 3.1(f)(i).
“FIPL” means the Korean Foreign Investment Promotion Law, as amended.
“FTL” means the Korean Monopoly Regulation and Fair Trade Law, as amended.
“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1(a) (Organization), Section 3.1(b) (Subsidiaries), Section 3.1(c) (Authority; Capacity), Section 3.1(d)(i)(A) (No Violation; Required Consents), Section 3.1(e) (Capitalization), Section 3.1(h) (LS Korea), Section 3.1(l) (Taxes), and Section 3.1(p) (Brokers).
“FX” means the Foreign Exchange Transactions Act of Korea, as amended.
“Governmental Entity” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, department, body, court or other legislative, executive, or judicial or quasi‑judicial governmental entity.
“Hazardous Materials” means (a) any petrochemical or petroleum products, oil, waste oil, asbestos in any form that is or could become friable, and PCBs; (b) any substance that may give rise to liability pursuant to, or is regulated under any applicable Environmental Laws; and (c) any materials or substances defined, listed or characterized in Environmental Laws as “hazardous,” “toxic,” “pollutant”, or “contaminant,” or words of similar meaning or regulatory effect.
“Indemnification Cap” has the meaning set forth in Section 7.4(a).
“Indemnification Deductible” has the meaning set forth in Section 7.3.
“Indemnification Notice” has the meaning set forth in Section 7.6(a).
“Indemnification Notice Period” has the meaning set forth in Section 7.6(a).
“Indemnifying Party” has the meaning set forth in Section 7.6(a).
“Indemnity Period” has the meaning set forth in Article VI.
“Intellectual Property” means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations‑in‑part, divisionals, revisions, extensions, and reexaminations relating thereto (collectively, “Patents”); (b) trademarks, trade names, service marks, trade dress, logos, slogans, and all goodwill associated therewith, together with all applications, registrations, and renewals relating thereto; (c) works of authorship and mask works, all copyrights, and all applications, registrations, and renewals relating thereto; (d) trade secrets and other similar confidential or proprietary information (including ideas, research and development, know‑how, mobile technology expertise, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial, marketing and business data, and business and marketing plans and proposals); (e) rights in Internet web sites or protocol addresses, Internet domain names and registration rights, uniform resource locators, and copies and tangible embodiments of the foregoing (in whatever form or medium); and (f) and social media user names.
“Interim Financial Statements” has the meaning set forth in Section 3.1(f)(i).
“Key Employees” has the meaning set forth in the recitals of this Agreement.
“KFTC” has the meaning set forth in Section 4.6(a).
“Knowledge” of a fact or other matter will be attributable to any Person if any Knowledge Individual (x) is or at any time was, actually aware of such fact or other matter, or (y) reasonably would be expected to discover or otherwise become aware of the existence such fact or other matter in the course of diligently performing such Person’s responsibilities. With regard to matters involving Intellectual Property, Knowledge does not require that any Knowledge Individual have conducted or obtained any freedom‑to‑operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches shall be imputed to the Knowledge Individuals; provided that such any opinions or searches that have been conducted since September 16, 2011 will not be excluded as a result of this sentence. Each of the following individuals will be Knowledge Individuals for the purposes of this Transaction with respect to LivingSocial, Seller, LS Korea and the Company: Tim O'Shaughnessy, John Bax, Jim Bramson, Sapna Mehta, Spencer Piland, Varsha Rao, Daniel Shin, Sage Ha, Sanghyup Lee, Soojae Cho, Paul Lee and KM Lee.
“Korean CGT” has the meaning set forth in Section 2.2(g).
“Korean GAAP” means generally accepted accounting principles in Korea, consistently applied.
“Law” means any foreign, federal, state or local law, ordinance, writ, statute, treaty, rule or regulation.
“Leased Real Property” has the meaning set forth in Section 3.1(s).
“Liens” means all pledges, liens, encumbrances and security interests of any kind (other than restrictions on transfer imposed by Securities Act, as amended, or any other applicable securities Laws).
“Listed Employees” means those employees listed on Schedule 3.1(j)(i).
“LivingSocial” has the meaning set forth in the first paragraph.
“Losses” has the meaning set forth in Section 7.1.

“LS Indebtedness” means, without duplication, all indebtedness of LS Korea for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums, breakage costs and prepayment penalties, if any, and including, without limitation, (A) any indebtedness evidenced by any note, bond, debenture or other debt security, (B) any indebtedness to any lender or creditor under credit facilities of LS Korea, (C) any indebtedness for the deferred purchase price of property with respect to which LS Korea is liable, contingently or otherwise, as obligor or otherwise, (D) any drawn amounts under letter of credit arrangements, (E) any cash overdrafts, (F) any capitalized leases, and (G) any notes payable by LS Korea to any stockholders, vendors, customers or third parties.
“LS Korea” has the meaning set forth in the recitals.
“LS Korea Financial Statements” has the meaning set forth in Section 4.21(a).
“LS Korea Shares” has the meaning set forth in the recitals of this Agreement.
“LS Representatives” has the meaning set forth in Section 4.7(a).
“Malaysian Business” means the business conducted by the Malaysian Subsidiary.
“Malaysian Subsidiary” means LivingSocial Malaysia Sdn. Bhd., a Malaysian limited company.
“Material Adverse Effect” means any state of facts, condition, change, development, event or effect that, either alone or in combination with any other state of facts, condition, change, development, event or effect, is, or would be reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, or operations of the Company and its Subsidiaries, taken as a whole, but in each case shall not include the effect of facts, conditions, changes, developments, events or effects to the extent resulting from (i) changes in general economic or business conditions, including changes in interest or currency rates, or the financial or securities markets generally, (ii) changes that are the result of factors generally affecting the Company’s industry in geographic areas in which the Company and its Subsidiaries operates or conducts business, (iii) changes in any applicable Requirements of Law, US GAAP or Korean GAAP, (iv) war, terrorism or hostilities, provided that such war, terrorism or hostilities do not have any disproportionate or unique effect on the Company or any of its Subsidiaries, (v) changes resulting from the execution, announcement or consummation of the transactions contemplated by, or the performance of obligations, under this Agreement, including any disruption or loss of supplier, vendor, service provider, customer or similar relationship or any loss of employees, in each case to the extent arising from the execution, announcement or consummation of the transactions contemplated by this Agreement, (vi) any action taken by Buyer or Parent or any of their respective Affiliates, agents or representatives or any action taken by Seller or the Company at Buyer’s direction, (vii) the failure for the Company to achieve any internal financial projections or forecasts (including due to seasonal changes) provided that the underlying causes for such failure to meet internal projections or forecasts may be taken into account in determining whether there has been a Material Adverse Effect, or (viii) any development solely impacting the Malaysian Subsidiary; provided, that, with respect to clauses (i) ‑ (iv), such change, event, circumstance or development does not (y) disproportionately or uniquely adversely affect the Company or any of its Subsidiaries compared to other companies of similar size operating in the Company’s industry in similar geographic areas in which such Company or any of its Subsidiaries operates or conducts business.
“Material Contract” has the meaning set forth in Section 3.1(o)(ii).
“Material Filings” has the meaning set forth in Section 4.3(a).
“National Securities Exchange” means mean the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, or any of their respective successor exchanges.
“Necessary Permits” has the meaning set forth in Section 4.3(a).
“Non‑Competition Period” has the meaning set forth in Section 4.18(a)(i).
“Non‑Solicitation Period” has the meaning set forth in Section 4.18(a)(ii).
“Open License Terms” has the meaning set forth in the definition of “Public Software”.
“Order” means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any arbitrator, Governmental Entity or other tribunal or authority of competent jurisdiction.
“Ordinary Course of Business” means, with respect to the Company, the usual, regular and ordinary course of business of the Company consistent with past custom and practice.
“Parent” has the meaning set forth in the first paragraph to this Agreement.
“Parent Common Stock” means the Class A Common Stock of Parent.
“Parent Share Price” has the meaning set forth in Section 4.15(m).
“Parent Shares” has the meaning set forth in Section 2.2(a)(ii).
“Party” or “Parties” has the meaning set forth in the first paragraph.
“Patents” has the meaning set forth in the definition of “Intellectual Property”.
“Payroll Taxes” means the employer’s share of all employment Taxes, payroll Taxes and similar amounts incurred on or before the Closing Date by LS Korea, the Company and each of its Subsidiaries, including, without limitation, any such Taxes incurred or properly accrued with respect to compensatory payments paid or properly accrued on or before the Closing Date in connection with the transactions contemplated hereby.
“PCBs” has the meaning set forth in Section 3.1(x).

“Permits” has the meaning set forth in Section 3.1(r).
“Permitted Liens” means Liens for (a) Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, in either case for which appropriate reserves have been established in accordance with U.S. GAAP or Korean GAAP, as applicable, (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; and (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens, provided such liens are not material to the business, operations and financial condition of the Company and are not resulting from a breach, default, violation by the Company of any Contract or Law.
“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
“Personal Data” means all data relating to one or more individual(s) who can be identified from such data or from such data and other information which is in the possession of, or is likely to come into the possession of, the Company.
“Post‑Closing Tax Year” means a taxable year that begins after the Closing Date, including the allocable portion of the Straddle Period beginning after the Closing Date.
“Pre‑Closing Tax Year” means a taxable year that ends on or before the Closing Date, including the allocable portion of the Straddle Period through the end of the day on the Closing Date.
“Pre-Closing Taxes” means (i) any and all Taxes (or the non-payment thereof) of LS Korea, the Company and each of its Subsidiaries relating to all Pre-Closing Tax Years and the portion ending on the Closing Date of all Straddle Periods (it being understood that the portion of such Tax which relates to the Pre-Closing Tax Year shall (y) in the case of any Taxes other than Taxes based upon or related to income, gains, receipts or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Year and the denominator of which is the number of days in the entire Straddle Period, and (z) in the case of any Tax based upon or related to income, gains, receipts or payroll be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which LS Korea, the Company and each of its Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any corresponding provision of U.S. state, local or non-U.S. income Tax Law, (iii) Seller’s portion of Transfer Taxes as set forth in Section 4.12(f) and Seller’s portion of Securities Transaction Taxes as set forth in Section 4.12(g), which arise from the Transaction and the other transactions contemplated by this Agreement, (iv) Payroll Taxes, (v) any Taxes incurred in connection with, or as a result of, the settlement of any Affiliate Agreement, and (vi) any and all Taxes of any Person (other than LS Korea, the Company or any of its Subsidiaries) imposed on LS

Korea, the Company and each of its Subsidiaries as a transferee or successor by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing Date, except, in each case, to the extent included in the calculation of Actual Working Capital. For the avoidance of doubt, the following will not constitute Pre-Closing Taxes: (x) any Tax liability of LS Korea, the Company or any of its Subsidiaries that arises as a result of any election, other than the Section 338(g) Election, made or other action taken by or on behalf of LS Korea, the Company or any of its Subsidiaries on or after the Closing Date; (y) Buyer’s portion of Transfer Taxes as set forth in Section 4.12(f) and Buyer’s portion of Securities Transaction Taxes as set forth in Section 4.12(g), which arise from the Transaction and the other transactions contemplated by this Agreement, and (z) any income Taxes of LS Korea, the Company or any of its Subsidiaries resulting from transactions not in the Ordinary Course of Business of LS Korea, or the Company or its Subsidiaries occurring after the Closing; and all such Taxes described in the foregoing clauses (x), (y) and (z) shall be treated as arising in the Post-Closing Tax Year.
“Privacy Agreements” has the meaning set forth in Section 3.1(m)(ii).
“Privacy and Data Security Policies” has the meaning set forth in Section 3.1(m)(iii).
“Protest Notice” has the meaning set forth in Section 2.2(d)(v).
“Public Software” means any software, libraries or other code that is licensed to the Company or any of its Subsidiaries under Open License Terms. The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; or (c) the express granting of a royalty‑free license to any third party under Proprietary Rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website. Any software licensed to Company under less restrictive free or open source licensing and distribution models such as the MIT license, Boost Software License, or the Beer Ware license or any similar licenses, and any software that is dedicated to the public domain is also “Public Software.”
“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights).
“Registered Intellectual Property” has the meaning set forth in Section 3.1(q)(i).
“Registration Deadline” has the meaning set forth in Section 4.15(a).
“Registration Statement” has the meaning set forth in Section 4.15(a).
“Related Software” has the meaning set forth in the definition of “Public Software”.
“Requirements of Law” means, with respect to any Person, any Law or Order, in each case binding on that Person or such Person’s property or assets.
“Restrictive Covenants” has the meaning set forth in Section 4.18(f).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Documents” has the meaning set forth in Section 3.2(g)(i).
“Section 338(g) Election” has the meaning set forth in Section 4.12(e).
“Section 4.15 Indemnified Party” has the meaning set forth in Section 4.15(l).
“Section 4.15 Indemnifying Party” has the meaning set forth in Section 4.15(l).
“Securities Act” has the meaning set forth in Section 3.2(g)(i).
“Securities Transaction Tax” means the securities transaction tax (jeung-kwon-guh-rae-sae) due to the Taxing Authorities of Korea in relation to the Transaction.
“Seller” has the meaning set forth in the first paragraph.
“Seller Confidential Information” means any and all (i) business and financial data, (ii) business plans, (iii) personnel information and organizational charts, (iv) pricing, (v) financial and operational information, (vi) marketing plans and (vii) customer, supplier and other contact information primarily used in the business of Seller, LivingSocial, the Malaysian Subsidiary or any of their respective Affiliates other than LS Korea, the Company or its Subsidiaries (other than the Malaysian Subsidiary), regardless of the form in which such information appears, or by which it is communicated whether in tangible or intangible form, whether or not marked as confidential or otherwise identified as confidential, and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, any and all information and data and primarily used in the business of Seller, LivingSocial or any of their respective Affiliates; provided that Seller Confidential Information shall not include any items covered in clauses (i) – (vii) above that are necessary for use by LS Korea and/or the Company and its Subsidiaries in connection with continuing to operate the Company and its Subsidiaries in the Ordinary Course of Business after the Closing.
“Seller Indemnified Persons” has the meaning set forth in Section 7.2.
“Seller Prepared Returns” has the meaning set forth in Section 4.12(b)(i).
“Selling Stockholder” has the meaning set forth in Section 4.15(a).
“Straddle Period” means any taxable period commencing on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership).
“Supporting Documents” has the meaning set forth in Section 2.2(d)(ii).
“Target Cash” has the meaning set forth in Section 2.2(d)(iii).
“Tax Attributes” has the meaning set forth in Section 3.1(l)(vii).
“Tax Benefits” has the meaning set forth in Section 7.6(f).
“Tax Contest Claims” has the meaning set forth in Section 4.12(c).
“Tax Refund” has the meaning set forth in Section 4.12(d).
“Tax Return” means any return, form, report, documentation, declaration or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) with a Taxing Authority.
“Taxes” means all U.S. federal, state, county, local, non‑U.S. and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, gross receipts, production, customs, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, alternative minimum, add‑on, value‑added, capital taxes, withholding and other similar charges of any kind whatsoever imposed by a Taxing Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, tax deficiency assessments, additions to tax and penalties (civil or criminal), interest, and additional amounts imposed by any Taxing Authority on or in respect of a failure to comply with any requirement relating to such taxes or any Tax Return. “Taxes” also includes any liabilities or obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Section 1.1502‑6 of the Treasury Regulations or comparable provisions of U.S. state, local or non‑U.S. Tax Law), including any liability for Taxes as a transferee or successor or by Contract.
“Taxing Authority” means the U.S. Internal Revenue Service, Korea National Tax Service and any other Governmental Entity responsible for the imposition, administration or collection of any Tax.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Transaction” means the sale by Seller and purchase by Buyer of the LS Korea Shares pursuant to the terms and conditions of this Agreement.
“Transaction Agreements” means this Agreement and the Escrow Agreement.
“Transfer Taxes” means any and all transfer, filing, recordation, ad valorem, value added, bulk sales, stamp duties, excise, license or similar Taxes or fees (including any interest, penalties or other additions to such Taxes).
“Treasury Regulations” means the final, temporary or proposed regulations promulgated by the United States Department of the Treasury Department under the Code.
“Unavailability Notice” has the meaning set forth in Section 4.15(m).
“Unregistered Intellectual Property” has the meaning set forth in Section 3.1(q)(i).
“US GAAP” means United States generally accepted accounting principles, consistently applied.
“Work” has the meaning set forth in the definition of “Public Software”.
“Working Capital” means (i) the aggregate amount of LS Korea’s and its Subsidiaries’ consolidated current assets (including Cash on Hand) as of the Closing Date, excluding deferred income Tax assets, less (ii) the aggregate amount of LS Korea’s and its Subsidiaries’ consolidated current liabilities as of the Closing Date, excluding deferred income Tax liabilities, in each case as determined in South Korean Won and in accordance with US GAAP and the Applicable Accounting Principles, except (x) that to avoid duplication, the amounts of any Company Indebtedness or LS Korea Indebtedness that reduce the amount of the Purchase Price payable hereunder shall not be included as a current liability and (y) the amount accrued as a current liability in respect of the Company’s bonus plan shall be fixed at KRW 2,027,086,837. For the avoidance of doubt, LS

Korea’s, the Company’s and its Subsidiaries’ consolidated current liabilities as of the Closing Date shall include (I) all Payroll Taxes and (II) all unpaid withholding Taxes, stamp Taxes, and Transfer Taxes associated with the settlement of the Affiliate Agreements.
“Working Capital Arbiter” has the meaning set forth in Section 2.2(d)(vi)(A).
“Working Capital Target” means (x) negative Sixty-Three Billion Five Hundred Sixty Million Eight Hundred Thirty-Seven Thousand Two Hundred Sixty-Nine South Korean Won (‑ KRW 63,560,837,269) if the condition in Section 5.3(c) is satisfied prior to January 2, 2014 and the Closing occurs on January 2, 2014 (or if the Closing could have occurred on January 2, 2014 but for Buyer’s failure to satisfy all the conditions set forth in Section 5.2 as of January 2, 2014) and (y) negative Fifty‑Eight Billion Fifteen Million One Hundred Thirty-Seven Thousand Two Hundred Sixty-Nine South Korean Won (‑ KRW 58,015,137,269) if (A) the condition in Section 5.3(c) is not satisfied prior to January 2, 2014 or (B) the condition in Section 5.3(c) is satisfied prior to January 2, 2014 but the Closing occurs after January 2, 2014 because Seller has not satisfied all the conditions set forth in Section 5.1 as of January 2, 2014.
ARTICLE II
PURCHASE AND SALE OF STOCK
Section 2.1    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the LS Korea Shares, free and clear of all Liens.
Section 2.2    Purchase Price.
(a)Purchase Price. The aggregate purchase price for the LS Korea Shares to be paid by Buyer hereunder is Two Hundred Sixty Million U.S. dollars ($260,000,000) (the “Purchase Price”). The Purchase Price shall be paid as follows:
(i)    One Hundred Million U.S. Dollars ($100,000,000) in cash, minus (A)  the Escrow Amount, minus (B) the amount of any adjustments pursuant to Section 2.2(d), plus (C) any cash Buyer elects to pay pursuant to clause (ii) below, plus (D) any cash amounts payable in accordance with Section 4.21(a)(ii) and 4.21(a)(iii), if applicable (the “Closing Cash Payment”);
(ii)    that number of shares of Parent Common Stock equal to (A) One Hundred Sixty Million U.S. Dollars ($160,000,000), divided by (B) the average closing price of such shares on the primary National Securities Exchange on which the shares of Parent Common Stock are then listed for trading during the ten (10) trading day period ending on the day immediately prior to the Closing Date (the “Parent Shares”); provided that Buyer may, in its sole discretion, choose to pay all or any portion of such amount due under this Section 2.2(a)(ii) in cash in lieu of Parent Shares; provided further that Buyer must make such election by providing written notice to Seller (x) at least three (3) Business Days before the Closing Date if the Closing occurs on January 2, 2014 and (y) as soon as practicable if the Closing occurs after January 2, 2014; and
(iii)    the Escrow Amount shall be deposited in the Escrow Fund pursuant to the terms of Section 7.5.
(b)    Closing Cash Payment. At the Closing, Buyer shall pay the Closing Cash Payment to LivingSocial (as instructed by Seller) by wire transfer of immediately available funds to an account or accounts designated in writing by LivingSocial (as instructed by Seller).
(c)    Parent Shares Payment. The Parent Shares will be issued in book entry to LivingSocial (as instructed by Seller) pursuant to Section 2.2(a)(ii) and will be registered for resale in accordance with Section 4.15.
(d)    Purchase Price Adjustment.
(i)    Estimated Working Capital. At least two (2) Business Days prior to Closing, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer a consolidated balance sheet of LS Korea and its Subsidiaries as of the Closing Date (the “Estimated Closing Balance Sheet”) containing Seller’s good faith best estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”). The Estimated Closing Balance Sheet shall be prepared in accordance with US GAAP and the accounting principles, practices and methodologies set forth on Schedule A (the “Applicable Accounting Principles”). If the Estimated Working Capital is less than the Working Capital Target, then the Purchase Price to be paid pursuant to Section 2.2(a) will be decreased dollar for dollar by the amount of such shortfall. If the Estimated Working Capital is greater than or equal to the Working Capital Target, then no adjustment shall be made to the Purchase Price.
(ii)    Actual Working Capital. As soon as practicable after the Closing Date, but not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a consolidated balance sheet of LS Korea and its Subsidiaries as of the Closing Date (the “Final Closing Balance Sheet”), prepared in accordance with US GAAP and the Applicable Accounting Principles, and reflecting all adjustments made by Buyer to the Estimated Closing Balance Sheet, (B) Buyer’s calculation of the Working Capital as of the Closing Date (the “Actual Working Capital”), and (C) all work papers and copies of source documents (including bank statements) that reasonably support and document Buyer’s determination of the Final Closing Balance Sheet and the Actual Working Capital (collectively, the “Supporting Documents”). Seller shall cooperate in good faith with Buyer in the preparation and review, if any, of the Final Closing Balance Sheet.
(iii)    Estimated Cash. At least two (2) Business Days prior to Closing, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer the Estimated Closing Balance Sheet containing Seller’s good faith best estimate of the total Cash on Hand of LS Korea and its Subsidiaries as of the Closing Date (the “Estimated Closing Cash”). The Estimated Closing Balance Sheet shall be prepared in accordance with US GAAP and the Applicable Accounting Principles. If the Estimated Closing Cash is less than Eleven Billion Ninety‑One Million Three Hundred Ninety‑Three Thousand Seventy‑Nine South Korean Won (KRW 11,091,393,079) (the “Target Cash”), then the Purchase Price to be paid pursuant to Section 2.2(a) will be decreased dollar for dollar by the amount of such shortfall. If the Estimated Closing Cash is greater than or equal to the Target Cash but less than Fifteen Billion Three Hundred Fifty-Three Million Six Hundred Seventy Thousand Eight South Korean Won (KRW 15,353,670,008) (the “Cash Maximum”), then no adjustment shall be made. If (A) the Estimated Closing Cash is greater than the Cash Maximum and (B) the Estimated Working Capital is in excess of the Working Capital Target, then Buyer shall increase the Purchase Price payable in cash by the amount that the Estimated Closing Cash is in excess of the Cash Maximum; provided that the payment of such amount to Seller will not cause the Estimated Working Capital to be less than the Working Capital Target; and provided further that Seller first uses or causes to be used any such excess to repay any loan amounts outstanding between the Company and LivingSocial.
(iv)    Actual Cash. As soon as practicable after the Closing Date, but not later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller (A) the Final Closing Balance Sheet, prepared in accordance with US GAAP and the Applicable Accounting Principles, and reflecting all adjustments made by Buyer to the Estimated Closing Balance Sheet, (B) Buyer’s calculation of the total Cash On Hand of LS Korea and its Subsidiaries as of the Closing Date (the “Actual Closing Cash”), and (C) all Supporting Documents (including bank statements) underlying the determination of the Final Closing Balance Sheet and the Actual Closing Cash.
(v)    Objection Notice. Within forty‑five (45) days after the delivery of the Final Closing Balance Sheet and Supporting Documents to Seller, Seller may deliver written notice (the “Protest Notice”) to Buyer of any objections to the Final Closing Balance Sheet or Buyer’s calculation of the Actual Working Capital and/or the Actual Closing Cash, as applicable. Buyer shall cooperate in good faith with Seller in its review of the Final Closing Balance Sheet. The Protest Notice shall (A) describe the nature of Seller’s objections in reasonable detail, (B) identify the specific items involved and the dollar amount of each such objection (if ascertainable), and (C) be accompanied with reasonable supporting documentation for each of Seller’s objections. If Seller fails to deliver a Protest Notice within such forty‑five (45) day period, then Seller will be deemed to have accepted the Final Closing Balance Sheet and Buyer’s calculation of the Actual Working Capital and the Actual Closing Cash set forth therein.
(vi)    Dispute Resolution. If Seller timely delivers a Protest Notice to Buyer, then any dispute shall be resolved as follows:

(A)    Buyer and Seller shall promptly endeavor to negotiate in good faith to agree upon the amount of the Actual Working Capital and/or and the Actual Closing Cash, as applicable. If a written agreement determining the amount of the Actual Working Capital and/or and the Actual Closing Cash, as applicable, has not been reached within twenty (20) Business Days after the date of Buyer’s receipt of the Protest Notice, then the dispute over the calculation of the Actual Working Capital and/or and the Actual Closing Cash, as applicable shall be referred to Deloitte & Touche, LLP (“Working Capital Arbiter”).
(B)    The Working Capital Arbiter shall be directed to render a detailed written report based solely on the provisions of this Section 2.2(d) and the written presentations by Buyer and Seller, and not by independent review, only those items and amounts that remain then in dispute as set forth in the Protest Notice. The Working Capital Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each Party’s position) giving due regard to the mutual intention of Buyer and Seller to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible, but the Working Capital Arbiter’s determination of the Actual Working Capital and Actual Closing Cash, as applicable, shall be made within sixty (60) days after the dispute is submitted for its determination and shall be set forth in a written statement delivered to Seller and Buyer. A judgment of a court of competent jurisdiction selected pursuant to Section 9.5 hereof may be entered upon the Working Capital Arbiter’s determination. The Working Capital Arbiter shall have exclusive jurisdiction over, and resorting to the Working Capital Arbiter as provided in this Section 2.2(d) shall be the only recourse and remedy of the parties against one another with respect to, those items and amounts that remain in dispute under this Section 2.2(d) and Buyer shall not be entitled to seek indemnification or recovery of any attorneys’ fees or other professional fees incurred by Buyer in connection with any dispute governed by this Section  2.2(d). The Working Capital Arbiter shall allocate its fees and expenses between Buyer and Seller according to the degree to which the positions of the respective parties are not accepted by the Working Capital Arbiter. Any determinations made by the Working Capital Arbiter shall be final, non‑appealable and binding on the Parties hereto, absent manifest error or fraud.
(vii)    Working Capital Adjustment. After the final determination of the Actual Working Capital in accordance with this Section 2.2(d), the Purchase Price shall be adjusted as follows:
(A)    If the Purchase Price was adjusted pursuant to Section 2.2(d)(i) because the Estimated Working Capital was less than the Working Capital Target, the Purchase Price will be further adjusted by comparing the Actual

Working Capital to the Estimated Working Capital and making any such adjustment to the Purchase Price (either upward or downward) in order to reflect the adjustment that would have occurred if the adjustment at Closing had been made using the Actual Working Capital. In the event that Buyer shall be entitled to any downward adjustment to the Purchase Price pursuant to this Section 2.2(d)(vii)(A), such amount shall be paid, at the discretion of Buyer, by Seller or LivingSocial either (A) from the Escrow Amount (until no Escrow Amount remains) or (B) directly from Seller or LivingSocial, in either case within ten (10) Business Days after the date of the final determination of Actual Working Capital. In the event that Seller shall be entitled to any upward adjustment to the Purchase Price pursuant to this Section 2.2(d)(vii)(A), such cash amount shall be paid by Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. For the avoidance of doubt, any such upward adjustment shall be limited to the amount by which the Estimated Working Capital was less than Working Capital Target at Closing.
(B)    If (A) the Purchase Price was not adjusted pursuant to Section 2.2(d)(i) because the Estimated Working Capital was greater than the Working Capital Target and (B) the Actual Working Capital is less than the Working Capital Target, the Purchase Price shall be reduced dollar for dollar by the shortfall between the Actual Working Capital and the Working Capital Target, and Buyer shall be entitled to the amount of such reduction, which amount shall be paid, at the discretion of Buyer, by Seller or LivingSocial either (A) from the Escrow Amount (until no Escrow Amount remains) or (B) directly from Seller or LivingSocial, in either case within ten (10) Business Days after the date of the final determination of Actual Working Capital.
(viii)    Closing Cash Adjustment. After the final determination of the Actual Closing Cash in accordance with this Section 2.2(d), the Purchase Price shall be adjusted by comparing the Actual Closing Cash to the Estimated Cash and making any such adjustment to the Purchase Price (either upward or downward) in order to reflect the adjustment that would have occurred if the adjustment at Closing had been made with using the Actual Closing Cash. In the event that Buyer shall be entitled to any downward adjustment to the Purchase Price pursuant to this Section 2.2(d)(viii), such amount shall be paid, at the discretion of Buyer, paid by Seller or LivingSocial either (A) from the Escrow Amount (until no Escrow Amount remains) or (B) directly from Seller or LivingSocial, in either case within ten (10) Business Days after the date of the final determination of Actual Closing Cash. In the event that Seller shall be entitled to any upward adjustment to the Purchase Price pursuant to this Section 2.2(d)(viii), such cash amount shall be paid by Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Seller; provided that the payment of such amount to Seller will not cause the Actual Working Capital to be less than the Target Working Capital.

(e)    Setoff. In the event that Buyer or Seller is entitled to any payment from the other Party due to an adjustment of Working Capital pursuant to Section 2.2(d)(vii), and Buyer or Seller is entitled to any payment from the other Party due to an adjustment in Closing Cash Payment pursuant to Section 2.2(d)(viii), Buyer or Seller, as applicable, shall be entitled to set off any such amounts due under Section 2.2(d)(viii) against the amounts payable to Buyer or Seller under Section 2.2(d)(vii).
(f)    Exchange Rate. Notwithstanding anything to the contrary in this Section 2.2(d), any adjustments to the Purchase Price or amounts to be paid pursuant to this Section 2.2(d), shall be calculated in US Dollars using the exchange rate at 9:00 a.m. Central Standard Time on the Closing Date as set forth on the Exchange Site.
(g)    Withholding. Parent, Buyer and any of their respective representatives shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as Parent, Buyer, Seller, LS Korea, or the Company is required to deduct and withhold under the Code, or any applicable provision of U.S. state, local or non‑U.S. Tax Law, with respect to the making of such payment and to collect from Seller and its Affiliates any necessary Tax forms, certifications and other reasonably requested information to ascertain and satisfy such Parties’ withholding obligation. To the extent amounts are so withheld and timely paid over to the appropriate Taxing Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. For the avoidance of doubt, none of Parent, Buyer or any of their respective representatives shall withhold any capital gains Tax imposed in Korea under Article 98(1) of the Corporate Income Tax Law and Article 96 of the Local Tax Law (the “Korean CGT”) in respect of the consideration under this Agreement provided (i) Seller (A) delivers a copy of the Tax residency certificate issued by the relevant Taxing Authority in respect of Seller and LivingSocial to Buyer at least five (5) Business Days prior to the Closing or (B) represents to Buyer that such Tax residency certificates have been requested but not yet issued by the relevant Taxing Authority in respect of Seller and LivingSocial, and (ii) Seller shall provide Buyer with a copy of a completed “Application for Non-Taxation on Korean Source Income under the Tax Treaty” together with any attachments thereto within five (5) business days from the date of its filing.
Section 2.3    Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the purchase and sale of the LS Korea Shares and the other transactions contemplated by this Agreement (the “Closing”) shall take place by the remote exchange of documents and signatures by facsimile or electronic mail (PDF) on the later of (i) January 2, 2014 and (ii) the first Business Day after the satisfaction or waiver of all of the conditions set forth in Article V, unless another date or time is agreed to in writing by the Parties, including in connection with an extension of the Termination Date pursuant to Section 8.1. The actual date of Closing is herein referred to as the “Closing Date.”
Section 2.4    Closing Deliveries. At the Closing, the Parties shall take the following actions:
(a)    Seller shall deliver to Buyer:

(i)    a receipt evidencing receipt by Seller of payment and delivery by Buyer of the Closing Cash Payment;
(ii)    a written confirmation with a fixed date stamp from Seller confirming the transfer of the LS Korea Shares and that there were no certificates created for such LS Korea Shares and the unitholders’ registry of LS Korea dated and effective as of the Closing Date reflecting ownership of such LS Korea Shares by Buyer;
(iii)    copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Persons required to be obtained, filed or made by Seller and the Company in satisfaction of Section 5.1(c);
(iv)    the officer’s certificate contemplated in Sections 5.1(a), 5.1(b) and 5.1(d);
(v)    resignations of the directors and officers of LS Korea, the Company and its Subsidiaries (other than the Malaysian Subsidiary);
(vi)    executed consents to the Transaction from each of (A) JP Morgan Chase (provided that LivingSocial shall have a right to redact portions of the JP Morgan Chase consent that are not related to consent to the Transaction) and (B) Woori Bank, in each case, which (1) does not impose any obligations on any Party other than LivingSocial and (2) extinguishes any Liens, if any, on the assets or properties of Seller and the assets, properties or shares of LS Korea, the Company or any of its Subsidiaries;
(vii)    counterparts to each of the other Transaction Agreements to which Seller is a party, duly executed by Seller;
(viii)    a copy, certified by an officer of Seller, of the resolutions of Seller’s board of directors authorizing the execution and delivery of this Agreement and such other Transaction Agreements to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby;
(ix)    a certificate of a director of Seller, certifying (1) that, other than as required in connection with the consummation of the transactions contemplated by this Agreement, no amendments have been made to LS Korea’s or the Company’s Constituent Documents since December 31, 2012, along with true and complete copies of such Constituent Documents and all amendments thereto, and (2) as to the incumbency of the officers of Seller executing any of the Transaction Agreements on behalf of Seller;
(x)    a certified copy of the company registry extracts regarding each of LS Korea and the Company issued by Korean court;
(xi)    the LS Korea Financial Statements required pursuant to Section 4.21.

(b)    Buyer shall deliver to Seller:
(i)    the Closing Cash Payment, by wire transfer of immediately available funds to an account or accounts designated in writing by Seller;
(ii)    evidence that the Escrow Amount was paid to the Escrow Agent;
(iii)    a copy of the letter from Parent authorizing its transfer agent to make a book entry in the stock register of Parent reflecting the transfer of the Parent Shares to Seller;
(iv)    copies (or other evidence) of all valid approvals or authorizations of, filings or registrations with, or notifications to, all Governmental Entities required to be obtained, filed or made by Buyer in satisfaction of Section 5.2(c); and
(v)    the officer’s certificate contemplated in Sections 5.2(a) and 5.2(b).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Section 3.1    Representations and Warranties of Seller. Each of Seller and LivingSocial, jointly and severally, represents and warrants to Buyer that the following representations and warranties are true, correct and complete, subject, in any case, to the exceptions set forth in on the Schedules delivered by Seller to Buyer attached hereto (collectively, the “Disclosure Schedule”). For purposes of this Article III, the Malaysian Subsidiary shall not be considered a Subsidiary of the Company or LS Korea.
(a)    Organization.
(i)    Each of the Company and its Subsidiaries, including without limitation, Daily Pick Inc. (“DPI”) and Astrics Inc. (“Astrics”), is duly organized, validly existing and in good standing under the laws of the respective jurisdiction of its organization.
(ii)    Each of LS Korea, the Company and its Subsidiaries is qualified to conduct business and is in good standing as a foreign corporation in the jurisdictions listed in Section 3.1(a) of the Disclosure Schedule, and there are no other jurisdictions where such qualification is required under applicable Law, except any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(iii)    LS Korea is duly organized, validly existing and in good standing as a limited company (yuhan hoesa) under the Laws of the Republic of Korea.
(b)    Subsidiaries. Other than DPI and Astrics, the Company does not own any shares of capital stock or any interest in, nor does it control, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Other than DPI and Astrics, the Company does not have, and any Subsidiaries and does not otherwise own any shares of capital stock or any interest, or control, directly or indirectly, in any other corporation, limited liability company, partnership, association, joint venture or other business entity. Except as set forth on Section 3.1(b) of the Disclosure Schedule, the Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Person.
(c)    Authority; Capacity. Each of Seller, LS Korea, the Company and each of its Subsidiaries (i) has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it, (ii) has all requisite corporate power to enter into, and perform its obligations under, this Agreement and each other Transaction Document to which it is a party and has taken all requisite corporate action to authorize (A) the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and (B) the consummation of the Transaction and the other transactions contemplated by each other Transaction Document to which it is a party. This Agreement has been duly executed and delivered by Seller and is binding upon, and legally enforceable against, Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity.
(d)    No Violation; Required Consents. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by Seller, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or result in the material breach of (A) any of the terms, conditions, or provisions of Seller’s, LS Korea’s, the Company’s or any of its Subsidiaries’ Constituent Documents, as amended through the Effective Date, or the charter documents of any of the Company’s Subsidiaries, or (B) any Law or Order to which LS Korea, the Company or any of its Subsidiaries is subject or bound, (ii) result in the creation of any Lien upon any of the material assets of LS Korea, the Company or any of its Subsidiaries, or (iii) constitute a material breach or default under, or give rise to any right of termination, cancellation, modification or acceleration of any material right or obligation of the Company or any of its Subsidiaries or to a loss of any material benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract, or require any consent by any person under any Material Contract, other than as set forth on Section 3.1(d) of the Disclosure Schedule. No filing, declaration or registration with, or consent, approval, order or authorization of, any Governmental Entity is required to be made or obtained by Seller, LS Korea or the Company in connection with the consummation by Seller, LS Korea or the Company of the transactions contemplated by this Agreement, except for the reports on the Transaction under the FIPL filed by Seller and LS Korea and accepted by a designated foreign exchange bank in Korea.
(e)    Capitalization.

(i)    LivingSocial owns, directly or indirectly, 100% of the issued and outstanding shares of capital stock of Seller. Seller in turn owns 100% of the issued share capital of LS Korea. LS Korea owns 100% of the issued share capital of the Company. 1,413,593 contribution units, par value KRW 5,000, of LS Korea are issued and outstanding as of the Effective Date. The entire authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 131,512 shares of common stock are issued and outstanding as of the Effective Date. All of the outstanding contribution units or shares of the common stock of each of LS Korea and the Company, as the case may be, are validly issued, fully paid and non‑assessable.
(ii)    Seller has delivered to Buyer complete and correct copies of any (A) shareholder agreements, voting agreements, voting trusts, proxies and other contracts or agreements relating to the voting of the equity securities of LS Korea, the Company or any of its Subsidiaries that LS Korea, the Company or any of its Subsidiaries is a party to and (B) option agreements and equity plans of LS Korea, the Company or any of its Subsidiaries, all of which documents are listed in Section 3.1(e)(ii) of the Disclosure Schedule.
(iii)    Section 3.1(e)(iii) of the Disclosure Schedule sets forth the outstanding Company Indebtedness and LS Indebtedness, if any, as of immediately prior to the Closing. All of such Company Indebtedness and LS Indebtedness, if any, will be discharged on the Closing Date, and no Company Indebtedness or LS Indebtedness shall be outstanding as of the Closing Date.
(iv)    The capitalization of each of the Company’s Subsidiaries, including the identity of each holder of all outstanding shares of capital stock or any other equity interests therein, is as set forth in Section 3.1(e)(iv) of the Disclosure Schedule. All of the outstanding shares of capital stock of LS Korea are owned by Seller, free and clear of any Liens or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. All of the outstanding shares of capital stock of the Company are owned by LS Korea, free and clear of any Liens or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. All of the outstanding shares of capital stock or any other equity or ownership interests in each of the Company’s Subsidiaries are owned by the Company, directly or indirectly, free and clear of any Liens or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except as provided in Section 3.1(e)(iv) of the Disclosure Schedule, all of the outstanding shares of capital stock of each of the Company’s Subsidiaries are validly issued, fully paid and non‑assessable.
(v)    There is no outstanding or effective subscriptions, options, conversion or exchange rights, warrants or other agreements, securities or commitments of any kind obligating LS Korea, the Company or any of its Subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any equity securities of, or any securities that are convertible into or exchangeable for or that represent the right to receive equity securities of, LS Korea, the Company or any of its Subsidiaries.
(vi)    None of LS Korea, the Company or any of its Subsidiaries is under any mandatory obligation to be wound up or liquidated according to applicable Law and none of them is under any insolvency proceeding.
(f)    Financial Statements.
(i)    Seller has delivered to Buyer the following financial statements: (A) for the Company and its Subsidiaries, on a consolidated basis, and for LS Korea, an unaudited statement of operations for the nine‑month period ended September 30, 2013 and  an unaudited balance sheet as of September 30, 2013 (item (A), the “Interim Financial Statements”); and (B) for the Company and its Subsidiaries only, audited financial statements for the twelve‑month period ended December 31, 2012 (the “Audited Financial Statements”) (together with the Interim Financial Statements, the “Financial Statements”). The Audited Financial Statements are prepared in accordance with Korean GAAP, the Interim Financial Statements are prepared in accordance with US GAAP and the Applicable Accounting Principles, and the Financial Statements fairly present, in all material respects, the financial condition and results of operations of the Company and LS Korea, as applicable, as of and for the periods presented thereby, provided that the Interim Financial Statements lack footnotes and other presentation items required by US GAAP and are subject to normal year‑end adjustments. The annual accounts of the Subsidiaries have been duly filed with the relevant commercial registry, companies house or other applicable government authority within the legal period according to applicable Law.
(ii)    The Company and each of its Subsidiaries has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company and each of its Subsidiaries designed to (A) provide reasonable assurances regarding the reliability of the Financial Statements and (B) in a timely manner accumulate and communicate to the Company’s and each of its Subsidiaries’ principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company, any of its Subsidiaries, or their respective executive officers, nor, to Seller’s Knowledge, the independent auditors of the Company and each of its Subsidiaries, has identified any material deficiency regarding the Controls or the Financial Statements that has not been resolved. The Company and each of its Subsidiaries maintain revenue recognition practices consistent with US GAAP. The Company’s and each of its Subsidiaries’ books and records are complete and accurate.
(g)    Absence of Undisclosed Liabilities. None of LS Korea, the Company or any of its Subsidiaries has any debts, commitments, liabilities or obligations of any kind or nature whatsoever, whether accrued, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, contingent, absolute, known or unknown, due or to become due, determined, determinable or otherwise of a type or nature required under Korean GAAP or US GAAP, as applicable, to be reflected in the consolidated Financial Statements, of LS Korea, except (i) as disclosed in the Financial Statements of LS Korea, the Company or such Subsidiary, (ii) for liabilities or obligations that were incurred in the Ordinary Course of Business since September 30, 2013 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Requirements of Law), (iii) liabilities that can reasonably be determined by the terms and conditions of Material Contracts (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Requirements of Law), (iv) liabilities incurred in connection with the execution and delivery of this Agreement to the extent such liabilities have been accrued for in the Final Closing Balance Sheet, and (v) as set forth in Section 3.1(g) of the Disclosure Schedule.
(h)    LS Korea. Upon consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including the execution and delivery of documents in accordance with Section 2.4, at the Closing, Buyer shall acquire all right, title and interest in and to the LS Korea Shares, free and clear of any Liens. LS Korea is a holding company whose only asset is the shares of common stock of the Company. LS Korea has no liabilities or obligations other than (i) as disclosed in the Financial Statements of LS Korea, the Company or such Subsidiary, (ii) in connection with the performance of its obligations pursuant to this Agreement and (iii) indebtedness owed to LivingSocial and its Affiliates in the aggregate amount set forth in Section 4.10 of the Disclosure Schedule.
(i)    Title to Assets. The Company and each of its Subsidiaries has good and valid title to all material assets owned by it (other than Intellectual Property which is covered by Section 3.1(q)), including all assets reflected on the balance sheet of the Interim Financial Statements. No assets, properties or rights purported to be owned by the Company or each of its Subsidiaries in its business are held in the name or in the possession of any Person other than the Company or its Subsidiaries, as applicable. Each item of material tangible property owned by the Company and each of its Subsidiaries has been well maintained and is in good operating condition and repair (with the exception of ordinary wear and tear and ordinary maintenance).
(j)    Employees/Employee Benefit Matters.
(i)    To Seller’s Knowledge, each officer of the Company and each of its Subsidiaries is currently deploying all of his or her time during normal business hours to the conduct of the business of the Company or such Subsidiary, as the case may be. As of the date hereof, there are no Listed Employees, Employee Group or officer of the Company or any of its Subsidiaries who are currently under notice of termination of employment and neither the Company nor any of its Subsidiaries have any Knowledge that any officer or Listed Employee or Employee Group of the

Company or any of its Subsidiaries is planning in the future to terminate his or her or their employment with the Company or such Subsidiary. To Seller’s Knowledge, no current employee, officer, or director of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any employment, agency, independent contractor, confidentiality, non‑competition or proprietary rights agreement or any other similar agreement or contract between such individual and any person other than the Company or its Subsidiaries, that in any way adversely affects, or will adversely affect, in any material respect, the performance of his or her duties as an employee, officer or director of the Company or any of its Subsidiaries or the ability of the Company or any of its Subsidiaries to conduct its business as currently conducted.
(ii)    As of the last Business Day in Korea immediately preceding the Effective Date, the Company and its Subsidiaries collectively have such number of employees, contractors and dispatched workers as set forth in Schedule 3.1(j)(ii) of the Disclosure Schedule. To Seller’s Knowledge, no consultant, independent contractor, contractor’s employee, agents, “dispatched worker” (under the Dispatched Workers Protection Act) or other third party, or personnel assigned to the Company or any of its Subsidiaries by a third party, or any former employee has claimed to be currently employed by the Company or any of its Subsidiaries, and there is no reasonable basis for any court or Governmental Entity to declare any such person’s service relationship with the Company or any of its Subsidiaries to be employment nature.
(iii)    As of the last Business Day in Korea immediately preceding the Effective Date, except as set forth on Section 3.1(j)(iii) of the Disclosure Schedule, there are no outstanding offers of employment with the Company or any of its Subsidiaries at the senior executive level or above, or otherwise that in the aggregate total more than fifty (50) new hires.
(iv)    Neither the Company nor any of its Subsidiaries is a party to any contract or agreement that would prevent it from making, or limit its ability to make, reductions in its work force (including agents or independent contractors) other than the limitation to dismissal or lay‑off under Korean Labor Standards Act and other applicable Law. Neither the Company nor any of its Subsidiaries has entered into any agreement or commitment with its directors, officers and employees, either directly or indirectly, providing for the Company or any of its Subsidiaries to pay to said director, officer, or employee consideration, compensation or indemnity of any kind for the termination of his or her employment or service agreement or employment or service contracts with the Company or any of its Subsidiaries for any reason in an amount greater than that those established as minimum compensation by applicable Law.
(v)    Other than those stated in Section 3.1(j)(v) of the Disclosure Schedule, the Company and each of its Subsidiaries is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws relating to employment, industrial relations, labor unions, severance benefits (including payment and interim settlement thereof and provisioning thereof), social insurance programs, equal employment, worker dispatch, employment of veterans and the handicapped, and prohibition of discrimination, outsourced workers, including without limitation, the Korean Labor Standards Act. There are no charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with any Governmental Entity in connection with any such Laws, and there are no contributions due and unpaid under any such Laws by the Company or any of its Subsidiaries. To Seller’s Knowledge, there are no material labor relations problems being experienced by the Company or any of its Subsidiaries, including any union organization activities, threatened or actual.
(vi)    Section 3.1(j)(vi) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each employee welfare benefit plan, material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs, sick leave, maternity leave and pensions but excluding the payment of regular or standard salary or wages), or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity‑based plan), deferred compensation plan, salary reduction agreement, change‑of‑control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other material benefit plan, policy program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, officer, director or any beneficiary or dependent thereof of the Company or any of its Subsidiaries (including, without limitation, any “employee benefit plan” required under applicable law (collectively, the “Employee Benefit Plans”), maintained, or contributed to, by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries have any material liability, contingent or otherwise.
(vii)    With respect to each Employee Benefit Plan, to the extent applicable, the Company and each of its Subsidiaries has heretofore delivered or made available to Buyer a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the current summary plan description and any material modifications thereto, if any; (C) the most recent annual financial report, trustee report, audit report, or actuarial report, if any, and (D) the most recent determination letter from the applicable Tax authorities, if any. Except as specifically provided in the foregoing documents made available to Buyer, there are no material amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such material amendments or to adopt or approve any new

Employee Benefit Plan.
(viii)    There are no pending lawsuits, claims or, to Seller’s Knowledge, written complaints to, or by, any person or Governmental Entity with respect to any Employee Benefit Plan (other than routine claims for benefits). There are, and since September 16, 2011 there have been, no audits by any Governmental Entity with respect to any Employee Benefit Plan.
(ix)    No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than severance benefits disclosed to Buyer, coverage mandated by applicable Law or deferred compensation benefits accrued as liabilities on the books of the Company.
(x)    Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable Laws of any Governmental Entity for the past three (3) years. All contributions or other amounts payable by the Company or any of its Subsidiaries as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years will have been paid or accrued before Closing in accordance with the appropriate plan document, insurance contract or as otherwise required by applicable Law.
(xi)    Other than those stated in Section 3.1(j)(xi) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee, officer, director, agent or independent contractor of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other compensatory payment or (B) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, officer, director, agent or independent contractor, except as expressly provided in this Agreement or an employment agreement or (C) entitle any employee, officer, director, agent or independent contractor to exercise a change of control right or (D) or result in any other material change in any obligation under any employment, consulting, commission or severance agreement or other similar arrangement between the Company or any of its Subsidiaries and their respective employee, officer, director, agent or independent contractor of the Company or any of its Subsidiaries that results in additional material liability to the Company or any Subsidiary.
(xii)    The Company and each of its Subsidiaries are not liable for any unpaid wages, severance, allowances, commissions or benefits to or with respect to their respective directors, officers, or employees. All interim severance payments made to employees of the Company and its Subsidiaries qualify as “Interim Severance” payments for purposes of the Korean Employee Severance Income Security Act.
(xiii)      Seller has delivered or made available to Buyer copies of (A) forms of any standard employment agreement between the Company or any of its Subsidiaries and their respective employees, officers, or directors and (B) the employee handbook and code of conduct of the Company.
(xiv)    There are no labor unions representing any employees of the Company or any of its Subsidiaries, and there are no collective bargaining agreements affecting any such employees
(k)    Absence of Certain Changes or Events. Since September 30, 2013 through the date hereof, there has not occurred any event or condition of any character that has had or would be reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect, and the Company has conducted its business in all material respects in the Ordinary Course of Business. Except (i) as contemplated or permitted by this Agreement or (ii) as disclosed in Section 3.1(k) of the Disclosure Schedule, since September 30, 2013 there has not occurred any of the actions or events listed in Section 4.1.
(l)    Taxes.
(i)    Other than as set forth on Section 3.1(l)(i) of the Disclosure Schedule, all income and other material Tax Returns required to be filed with respect to LS Korea, the Company and each of its Subsidiaries with any relevant Taxing Authority have been duly filed in the manner prescribed by applicable Requirements of Law (taking into account all valid extensions) and such Tax Returns were correct and complete in all respects. All Taxes of LS Korea, the Company and each of its Subsidiaries due and payable (whether or not shown on any Tax Return) have been timely paid, or if not yet due, such Taxes have been properly reflected in the Financial Statements in accordance with Korean GAAP or US GAAP, as applicable. Since September 16, 2011, no written claim has ever been made by a Taxing Authority in a jurisdiction where LS Korea, the Company or any of its Subsidiaries does not file Tax Returns that LS Korea, the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.
(ii)    Other than as set forth on Section 3.1(l)(ii) of the Disclosure Schedule, LS Korea, the Company and its Subsidiaries have deducted or withheld all Taxes which they have been obliged by applicable Law to deduct or withhold from amounts paid by them and to the extent due and payable, have paid over to the relevant Taxing Authority all amounts of Taxes so deducted or withheld.
(iii)    Other than as set forth on Section 3.1(l)(iii) of the Disclosure Schedule, since September 16, 2011, none of LS Korea, the Company nor any of its Subsidiaries has received any written notice from a Taxing Authority of a dispute or claim concerning any amount of Taxes of LS Korea, the Company or any of its Subsidiaries. To Seller’s Knowledge, no U.S. federal, state, local, Korean or other non‑U.S. tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to LS Korea, the Company or any of its Subsidiaries.

(iv)    Other than as set forth on Section 3.1(l)(iv) of the Disclosure Schedule, since September 16, 2011, none of Seller, LS Korea, the Company or any of its Subsidiaries has received from any Taxing Authority (including jurisdictions where none of LS Korea, the Company nor any of its Subsidiaries has filed Tax Returns) any (A) written notice indicating an intent to open an audit or other review; or (B) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against LS Korea, the Company or any of its Subsidiaries. Section 3.1(l)(iv) of the Disclosure Schedule lists all material Tax Returns filed with respect to LS Korea and the Company for taxable periods ended on or after December 31, 2008. Seller has delivered or made available to Buyer correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by LS Korea or the Company filed or received since December 31, 2008.
(v)    There are no Liens for any Taxes upon the properties or assets of LS Korea, the Company, any of its Subsidiaries or on the LS Korea Shares, other than Permitted Liens.
(vi)    None of LS Korea, the Company or any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (excluding commercial agreements entered into by the Company in the Ordinary Course of Business the primary purpose of which does not relate to Taxes).
(vii)    Notwithstanding anything herein to the contrary, no representations are made concerning the amounts of, or Buyer’s, LS Korea’s or the Company’s ability to utilize or otherwise benefit from, LS Korea’s, the Company’s or its Subsidiaries’ Pre-Closing Tax Year net operating losses, capital losses, deductions, Tax credits and other similar items (collectively, “Tax Attributes”), and none of LS Korea, Seller, the Company nor any of its Subsidiaries shall be liable to the Buyer Indemnified Persons for any downward adjustment in or diminution in value of such Tax Attributes.
(m)    Compliance with Laws.
(i)    Other than those stated in Section 3.1(m)(i) of the Disclosure Schedule, since September 16, 2011, LS Korea, the Company and each of its Subsidiaries has been in compliance in all material respects with all Laws relating to the operation of LS Korea’s, the Company’s and each of its Subsidiaries’ business as currently conducted. Other than as set forth on Section 3.1(m)(i) of the Disclosure Schedule, for the past three (3) years, none of LS Korea, the Company or any of its Subsidiaries has received any written notice or written communication from any governmental body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law.
(ii)    The Company and each of its Subsidiaries is and, other than as set forth on Section 3.1(m)(ii), for the past three (3) years has been in material compliance with (A) all applicable federal, state, local, foreign laws, payment card industry data security standards applicable to the Company and each of its Subsidiaries and any applicable foreign privacy requirements, pertaining to the collection, storage, use, disclosure, and transfer of Personal Data, data protection and e‑commerce; and (B) all Material Contracts (or portions thereof) between the Company or any of its Subsidiaries and vendors, marketing affiliates, and all other customers and business partners, that are applicable to the use and disclosure of Personal Data (“Privacy Agreements”). The Company has delivered to Buyer accurate and complete copies of all of the Privacy Agreements of the Company and each of its Subsidiaries.
(iii)    The Company has implemented policies or made statements to its customers relating to the collection, use, storage, processing, transfer, disclosure, and protection of Personal Data, including, without limitation, a publicly available privacy policy and written information security policies (“Privacy and Data Security Policies”), and, other than as set forth on Section 3.1(m)(iii), since September 16, 2011, the Company and each of its Subsidiaries is in compliance in all material respects with such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions will materially violate any applicable law, data protection regulation, the Privacy and Data Security Policies or the Privacy Agreements.
(iv)    To Seller’s Knowledge, other than as set forth on Section 3.1(m)(iv), for the past three (3) years, neither the Company nor any of its Subsidiaries has received any written complaint, claim, demand, inquiry, or other written notice, including a notice of investigation from any third party or any governmental, regulatory or self‑regulatory authority or entity regarding the Company’s or any of its Subsidiaries’ collection, use, storage, processing, transfer or disclosure of Personal Data or alleging that the Company’s or any of its Subsidiaries’ collection, processing, use, storage, security, and/or disclosure of Personal Data (A) is in violation of any applicable Laws regarding the protection of Personal Data and the security of data, (B) is in violation of any Privacy Agreements or (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.
(v)    The Company and each of its Subsidiaries have reasonable safeguards in place to protect Personal Data in its possession or control from unauthorized access by third persons, including the Company’s employees and contractors. To Seller’s Knowledge, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company, any of its Subsidiaries and any of their respective contractors.
(vi)    To Seller’s Knowledge, for the past three (3) years, neither LS Korea nor the Company (including any of its officers, directors, agents, distributors, employees or other Person associated with or acting on its behalf) has, with respect to the business of the Company, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, illegal rebate, payoff, influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti‑Corruption and Anti‑Bribery Laws to the extent applicable to LS Korea, the Company and its Subsidiaries. There are no pending or, to the Knowledge of Seller, threatened in writing claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against LS Korea, the Company or its Subsidiaries with respect to any Anti‑Corruption and Anti‑Bribery Laws. To Seller’s Knowledge, there are no actions, conditions or circumstances pertaining to LS Korea’s, the Company’s or its Subsidiaries’ activities that would reasonably be expected to give rise to any future, claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under Anti‑Corruption and Anti‑Bribery Laws. The Company has established and maintains a compliance program and internal controls and procedures reasonably appropriate to the requirements of Anti‑Corruption and Anti‑Bribery Laws that apply to the Company and its Subsidiaries.
(n)    Litigation. Except as disclosed in Section 3.1(n) of the Disclosure Schedule,
(i)    There are no Actions or Orders issued, pending (for which the Company has received written notice during the past three (3) years) or, to the Knowledge of Seller, threatened in writing against LS Korea, the Company or any of its Subsidiaries on any of its properties or assets, at law, in equity or otherwise, in, before or by, or otherwise involving any Governmental Entity or other Person that (A) are material to LS Korea, the Company or any of its Subsidiaries or (B) individually or in the aggregate, challenge the validity or legality of, or have the effect of prohibiting, preventing, restraining, delaying, making illegal or otherwise interfering with, any Transaction Agreement, the consummation of transactions contemplated by any Transaction Agreement, any action taken or proposed to be taken by Seller, LS Korea, the Company or any of its Subsidiaries pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, and, to Seller’s Knowledge, there are no facts or circumstances which would reasonably be expected to give rise to any such Actions or Orders that would be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole. There are no unsatisfied judgments or outstanding injunctions, decrees, or awards against LS Korea, the Company or any of its Subsidiaries or against any of their respective assets, businesses or properties.
(ii)    LS Korea, the Company and each of its Subsidiaries is, and for the past three (3) years, has been, in compliance in all material respects with all of the terms and requirements of each Order to which it, or any of the properties or assets owned or used by it, is or has been subject. For the past three (3) years, none of Seller, LS Korea, the Company nor any of its Subsidiaries has received any notice or other written communication from any Governmental Entity or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any term or requirement of any Order to which LS Korea, the Company, any of its Subsidiaries or any of the properties or assets owned or used by them, is or has been subject, and, to Seller’s Knowledge, there are no facts or circumstances which would reasonably be expected to give rise to any such notice or other communication that would be reasonably expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.
(o)    Material Contracts.
(i)    Except as set forth in Section 3.1(o)(i) of the Disclosure Schedule (specifying the appropriate paragraph), as of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has or may acquire any obligations, rights or benefits under:
(A)    any Contract that would restrict the ability of the Company and any of its Subsidiaries to conduct any line of business or operations, to compete with any Person in any line of business, or to beneficially own any assets, properties or rights, anywhere in any material respect;
(B)    any employment, contractor or consulting Contract with, or any Contract to grant or pay an severance or other termination pay (in cash or otherwise) to (1) any employee or individual consultant, contractor, or salesperson, or granting any severance or termination pay (in cash or otherwise) to any employee or consultant, contractor or salesperson whose annual cash compensation equals or exceeds $250,000 or (2) any Key Employee;
(C)    any Contract, including any stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock, stock purchase or other equity or equity‑based plan or agreement (including any grant agreement), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated or may be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(D)    any lease, lease guaranty, sublease, agreement for the leasing, use or occupancy of, or otherwise granting a right in or relating to any real property with annual base rent payments (without regard to any free rent period or other landlord incentives) in excess of $250,000 per year;
(E)    any lease of personal property with annual payments in excess of $250,000 per year;

(F)    any surety or guarantee agreement or other similar undertaking with respect to Company Indebtedness;
(G)    any Contract relating to capital expenditures and involving future payments in excess of $250,000 individually;
(H)    any Contract under which the Company has an obligation to indemnify any third party other than indemnification provided in Contracts entered into by the Company in the Ordinary Course of Business with a customer, merchant or vendor;
(I)    any Contract relating to the disposition or acquisition of material assets, any joint venture agreement or other agreements (including any shareholders agreement) with joint venture partners, or any interest in any business enterprise outside the Ordinary Course of Business, including any agreements with financial advisors, brokers, finders or similar Persons relating to any of the foregoing;
(J)    any Contract pursuant to which the Company or a Subsidiary of the Company may be required to issue any capital stock or other equity interest of the Company or such Subsidiary;
(K)    any Contract under which a third party or parties have put or similar rights exercisable against the Company or a Subsidiary of the Company that, if exercised, will require the Company or such Subsidiary to purchase capital stock or any other material assets or properties;
(L)    any mortgage, indenture, guarantee, bond, loan or credit agreement, security agreement or other Contract relating to indebtedness or extension of credit, other than trade receivables of the Company or any of its Subsidiaries;
(M)    any Contract (including purchase orders) that involves performance of services or delivery of goods or materials by or to the Company or any of its Subsidiaries of an amount or value in excess of $250,000 individually;
(N)    any material dealer, distribution, joint marketing, joint venture, partnership, revenue sharing, merchant, strategic alliance, affiliate or development agreement or outsourcing arrangement outside of the Ordinary Course of Business of the Company;
(O)    any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the products or services, other than any such Contract entered into in the Ordinary Course of Business that does not involve an amount or value in excess of $250,000 individually;
(P)    any Contract relating to the settlement of any Action since September 16, 2011;
(Q)    any nondisclosure, confidentiality or similar agreement, other than those entered into in the Ordinary Course of Business;
(R)    any Contract with any credit card processor;
(S)    any Contract or arrangement, oral or otherwise, with a Governmental Entity, including, without limitation, any such Contract or arrangement with respect to rebate and refund policies of the Company;
(T)    any license or licensing agreement of Intellectual Property, whether the Company or any Subsidiary is a licensor or licensee (except for any licenses for off the shelf software which is generally available on standard terms and has an aggregate acquisition value of $250,000 or less, or worldwide web terms of service governing the use of Intellectual Property which has an aggregate fee of $250,000 or less); or
(U)    any other Contract that involves $250,000 or more individually and is not cancelable without penalty within sixty (60) days.
(ii)    True and complete copies (or in the case of an oral Contract, a summary of the material terms) of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.1(o)(i) (each, a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Parent or made available to Parent in a virtual data room prior to the date of this Agreement.
(iii)    Each Material Contract to which the Company or any of its Subsidiaries is a party is a valid and binding agreement of the Company or such Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief). Each of the Company and its Subsidiaries has not materially breached, violated or defaulted under, or, since September 16, 2011, received written notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor, to the Knowledge of Seller, is any party obligated to the Company or any of its Subsidiaries pursuant to any Material Contract subject to any material breach, violation or default thereunder. To the Knowledge of Seller, there are no circumstances or conditions that, with the lapse of time, giving notice or both, would constitute a material breach, violation or default under any Material Contract by the

Company or any of its Subsidiaries. Other than as set forth on Section 3.1(o)(iii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any of its material rights under any Material Contract. Except as set forth on Section 3.1(o)(iii) of the Disclosure Schedule, to Seller’s Knowledge, no Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any services to be provided by the Company or any of its Subsidiaries under any Material Contract or any other material term or provision of any Material Contract. Neither the Company nor any of its Subsidiaries is party to any revenue sharing or merchant agreement that contains an exclusivity arrangement.
(p)    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers’, finders’, financial advisors’ or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any of its Affiliates (including the Company and each of its Subsidiaries), except those for which Seller or LivingSocial will be solely responsible.
(q)    Intellectual Property.
(i)    Section 3.1(q)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registered by or on behalf of the Company or any of its Subsidiaries with the United States Patent and Trademark Office, the United States Copyright Office, the Korean Intellectual Property Office and any foreign equivalent, all registered domain names of the Company or any of its Subsidiaries, all corporate social media user names and/or accounts, (the “Registered Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to (A) all Registered Intellectual Property and (B) all material unregistered Intellectual Property of the Company or any of its Subsidiaries, in each case owned by the Company or any of its Subsidiaries (the “Unregistered Intellectual Property”), free and clear of all Liens (other than Permitted Liens and nonexclusive licenses or sublicenses granted to others in the Ordinary Course of Business) and without payment to any third party. The Company or one of its Subsidiaries has a valid license or right to use all other Intellectual Property (other than, to Seller’s Knowledge, third party Patents) used by the Company or any of its Subsidiaries (collectively with the Registered Intellectual Property and the Unregistered Intellectual Property, the “Company Intellectual Property”). The Company Intellectual Property constitutes, in all material respects, all Intellectual Property used in or necessary or required for the conduct and operation of the business as currently conducted. Neither the Company nor any of its Subsidiaries is, in any material respect, in violation of any license, sublicense or agreement with respect to any Company Intellectual Property. The Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries on terms and conditions identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing Date, except for the effect, directly or indirectly, resulting from any agreement, contract or understanding to which Buyer or a Subsidiary of Buyer is a party as of the Closing (other than this Agreement). The transactions contemplated hereby do not and will not trigger any provision under any such arrangement to (i) renegotiate or increase the license, support or other fees or charges due under such any arrangement, or (ii) restrict, in any material way, use of any such Intellectual Property rights by Buyer or a Subsidiary of Buyer subsequent to the Closing Date. Neither the Company nor any of its Subsidiaries (I) is infringing upon, violating or misappropriating, or has infringed upon, violated or misappropriated, the Intellectual Property rights of any third party (other than the Patents of any third party or through the use of third party licensed Intellectual Property), or in any material respect, is engaged in any unfair trade practice or the passing off of counterfeit goods, (II) to the Knowledge of Seller, is infringing upon, violating or misappropriating, or has infringed upon, violated or misappropriated, the Patents of any third party and (III) to the Knowledge of Seller, is infringing upon, violating or misappropriating, or has infringed upon, violated or misappropriated, the Intellectual Property rights of any third party through the use of any third party licensed Intellectual Property. All patent applications, trademark applications, service mark applications, and copyright applications that are listed in Section 3.1(q)(i) of the Disclosure Schedule are presently pending except as noted therein. All issued Patents, trademark registrations and copyright registrations that are listed in Section 3.1(q)(i) of the Disclosure Schedule have not been abandoned or invalidated and are not subject to any ongoing proceedings or oppositions. Other than as set forth on Section 3.1(q)(i) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice alleging any infringement, misappropriation, or violation of any third‑party Intellectual Property right (including any claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party) or alleging unfair trade practices or the passing off of counterfeit goods that could reasonably be expected to result in a material claim against the Company or its Subsidiaries. To the Knowledge of Seller, no third party has violated, infringed upon, or misappropriated any of the Company Intellectual Property. There are no pending Actions or, to the Knowledge of Seller, threatened Actions against the Company or any of its Subsidiaries or their respective employees or, officers, in their capacities as such, or, to the Knowledge of Seller, independent contractors, alleging that any of the Company Intellectual Property infringes, misappropriates or conflicts with the rights of any third party. The current and former employees and officers of the Company and each of its Subsidiaries who have participated in the creation of the Company’s products have, except as set forth in Section 3.1(q)(i) of the Disclosure Schedule, validly assigned their rights in the Company Intellectual Property to the Company. The consultants retained by the Company and its Subsidiaries for the creation of the Company’s products have, except as set forth in Section 3.1(q)(i) of the Disclosure Schedule, entered into agreements with the Company or its Subsidiaries, as the case may be, validly assigning such consultants’ Intellectual Property in the portion of such products created by such consultants to the Company or its Subsidiaries, as the case may be.

(ii)    Section 3.1(q)(ii) of the Disclosure Schedule is a complete and accurate list of: (A) any Public Software integrated into the Company’s and its Subsidiaries’ products or service offerings or used by the Company or any of its Subsidiaries in the development of the Company’s products or service offerings; (B) a list of the Open License Terms applicable to each such Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); and (C) how Public Software is linked to or with or used within the Company’s and the Subsidiaries’ products or service offerings (e.g., dynamically, statically, etc.). Except as provided in Section 3.1(q)(ii) of the Disclosure Schedule, the Company and each of its Subsidiaries has only used the Public Software internally, and has not modified any such Public Software or distributed any such Public Software, in whole or in part, or its derivative work with any Company or any of its Subsidiaries product or service or Company Intellectual Property. During the past three (3) years, the Company and each of its Subsidiaries is in material compliance with all Open License Terms applicable to any Public Software licensed to or used by the Company or any of its Subsidiaries and listed in Section 3.1(q)(ii) of the Disclosure Schedule, either as incorporated in the Company’s Intellectual Property or otherwise in connection with the business of the Company or any of its Subsidiaries. During the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice alleging that the Company or any of its Subsidiaries is in violation or breach of any Open License Terms.
(iii)    Other than as set forth in Section 3.1(q)(iii) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has programmatically collected content from third party websites in a manner that would reasonably be determined to (A) disrespect robot exclusion files or headers, (B) circumvent technical barriers employed by a website, or (C) place undue burden on website resources.
(iv)    Other than as set forth in Section 3.1(q)(iv) of the Disclosure Schedule, no Intellectual Property used by the Company or any of its Subsidiaries in the operation of their respective businesses is entangled or integrated with Intellectual Property of LivingSocial in such a manner so as to be unable to be fully utilized by the Company and its Subsidiaries after the Closing in the same manner in which such Intellectual Property was utilized by the Company and its Subsidiaries prior to the Closing.
(r)    Licenses and Permits. The Company and each of its Subsidiaries holds, and, is in compliance with, in all material respects, all governmental licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other governmental authorizations necessary for the conduct of their respective business as currently conducted (collectively, “Permits”). Such Permits are in full force and effect in all material respects and since September 16, 2011, none of Seller, the Company or any of its Subsidiaries has received any written notice that any Governmental Entity intends to cancel, terminate or not renew any of such Permits. To the Knowledge of Seller, no such Permit is subject to termination or modification as a result of the transactions contemplated hereby, and except as set forth in Section 3.1(r) of the Disclosure Schedule, all of such Permits will be in full force and effect upon consummation of the Transaction and will not be impaired as a result of the Closing.
(s)    Real Property and Assets. Except as set forth in Section 3.1(s) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any Real Property. The only real property owned by the Company is corporate housing immaterial to the operations of the Company. The Company and each of its Subsidiaries has valid leasehold interests in certain Real Property, which it holds under the leases or subleases described in Section 3.1(s) of the Disclosure Schedule (the “Leased Real Property”) free and clear of all Liens, except for Permitted Liens. The Leased Real Property constitutes all of the facilities used or occupied by the Company and the Subsidiaries in the conduct of their respective business as currently conducted. With respect to the Leased Real Property: (i) to the Knowledge of Seller, the Company or one of its Subsidiaries has all easements and rights necessary to conduct its business, as currently conducted; (ii) no portion thereof is, to the Knowledge of Seller, subject to any pending or threatened condemnation proceeding or proceeding by any Governmental Entity; (iii) since September 16, 2011, neither the Company nor any of its Subsidiaries has received written notice, and Seller has no Knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (v) since September 16, 2011, neither the Company nor any of its Subsidiaries has received written notice, and Seller has no Knowledge, of any outstanding options or rights of first refusal held by any other person to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) since September 16, 2011, neither the Company nor any of its Subsidiaries has received written notice, and Seller has no Knowledge, of any parties (other than the Company or any of its Subsidiaries) being in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled; (vii) the Leased Real Property has been supplied with utilities and other services reasonably necessary for the operation of the Company’s or one of its Subsidiaries’ business; and (viii) each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road; (ix) there exist no defaults by the Company or any of its Subsidiaries or, to the Knowledge of Seller, default that has been threatened by any third party (including any landlord) thereunder, in each case that has affected or could reasonably be expected to affect the rights and privileges thereunder of the Company or any of its Subsidiaries; and (x) the Company or any of its Subsidiaries holds security or collateral, including Keun‑mortgage, Chonse‑right or otherwise, covering all monetary amount due to be returned to the Company or any of its Subsidiaries, as applicable, upon the expiration or termination of each such outstanding real estate property lease.
(t)    Certain Relationships. Except as set forth in Section 3.1(t) of the Disclosure Schedule or any Contract under which the Company has fully performed obligations thereunder, none of LS Korea, the Company or any of its Subsidiaries is a party to any Contract with Seller or its other Affiliates, or any officer or director of such Persons or, to Seller’s Knowledge, any Listed Employee of such Persons (the “Affiliate Agreements”). Section 3.1(t) of the Disclosure Schedule sets forth a true and complete list of all balances due under any Affiliate Agreement as of the last Business Day of the calendar month immediately preceding the Effective Date. Except as disclosed in Section 3.1(t) of the Disclosure Schedule, since September 30, 2013, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by LS Korea, the Company or any of its Subsidiaries or other transaction between LS Korea, the Company or any of its Subsidiaries and Seller or any of its other Affiliates, or any officer or director of such Persons or, to Seller’s Knowledge, any Listed Employee of such Persons, except in the Ordinary Course of Business.
(u)    Accounts with Financial Institutions. Section 3.1(u) of the Disclosure Schedule sets forth a list of all safe deposit boxes, active bank accounts and other time or demand deposits of the Company and each of its Subsidiaries, including any brokerage and custodial accounts for securities owned by the Company and each of its Subsidiaries, together with the names and addresses of the applicable financial institution or other depository, the account number, and the identities of all Persons authorized to draw thereon or who have access thereto.
(v)    Insurance. Section 3.1(v) of the Disclosure Schedule contains a list of all policies of insurance maintained by the Company or any of its Subsidiaries as of the date hereof with respect to their properties and the conduct of its business. All such policies are valid and enforceable in accordance with their terms and are in full force and effect (assuming no default by any such insurer), all premiums thereon have been paid when due and since September 16, 2011, the Company and each of its Subsidiaries is otherwise in compliance in all material respects with the terms and provisions of such policies. Since September 16, 2011, no written notice of cancellation, termination or revocation or other written notice that any such policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by the Company or any of its Subsidiaries and, to the Knowledge of Seller, neither the Company nor any of its Subsidiaries is in default of any provision thereof. Each of the Company and its Subsidiaries has subscribed for and maintains all mandatory insurances required to be maintained under applicable Laws.
(w)    Major Suppliers. Section 3.1(w) of the Disclosure Schedule sets forth a list of the ten largest suppliers of the Company and its Subsidiaries in terms of South Korean Won volume of purchases from such suppliers currently for fiscal year 2013 to October 31, 2013. As of the date hereof, the Company has not received written notice of, nor does the Company and its Subsidiaries have Knowledge of, termination or an intention to terminate the relationship with the Company and its Subsidiaries, or a material change in the rate of supplying products and/or services to the Company and its Subsidiaries, or a material change in pricing (whether on a per‑unit basis or otherwise), by any such supplier.

(x)    Environmental and Safety Laws. To Seller’s Knowledge, since September 16, 2011, (i) the Company is and has been in compliance with all Environmental Laws; (ii) there has been no release, or to Seller’s Knowledge, threatened release of any Hazardous Materials on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; and (iii) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB‑containing equipment used or stored on, and no hazardous waste as defined by the U.S. Resource Conservation and Recovery Act (or a comparable foreign Law), as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. Seller has made available to Buyer true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.
(y)    Powers of Attorney. No Person holds a power of attorney entitling such Person to bind the Company or any of its Subsidiaries except those statutory agents for service of process identified in Section 3.1(y) of the Disclosure Schedule.
(z)    Non-Reliance. Neither LivingSocial nor Seller is relying, and neither LivingSocial or Seller has relied, on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement. Such representations and warranties by Parent and Buyer constitute the sole and exclusive representations and warranties of Parent and Buyer in connection with the transactions contemplated hereunder and each of LivingSocial and Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Buyer.
Section 3.2    Representations and Warranties of Buyer. Each of Parent and Buyer, jointly and severally, represents and warrants to Seller and LivingSocial, as follows:
(a)    Organization, Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the State of Delaware and has the requisite power and authority to own its properties and assets and carry on its business as currently conducted. Each of Parent and Buyer has full power and authority to enter into, consummate the transactions contemplated by, and carry out its obligations under, each of the Transaction Agreements to which it is a party. Buyer is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased assets or properties or the nature of its activities makes such qualification and good standing necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or any Transaction Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby. The execution and delivery by each of Parent and Buyer of each of the Transaction Agreements to which it is a party, the performance by each of Parent and Buyer of its obligations under each of the Transaction Agreements to which it is a party and the consummation by each of Parent and Buyer of the transactions contemplated by each of the Transaction Agreements to which it is a party, have been or will be prior to the Closing (as applicable) duly authorized by all requisite corporate action on the part of Buyer and by all requisite corporate action on the part of Parent. Each of the Transaction Agreements to which each of Parent and Buyer is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by Parent and Buyer, as applicable. Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which Parent and Buyer is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of each of Parent and Buyer, enforceable against it in accordance with its terms.
(b)    Non‑Contravention; Consents.
(i)    The execution, delivery and performance by Buyer and Parent of each Transaction Agreement to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, (A) conflict with any of the provisions of its Constituent Documents; or (B) subject to the matters referred to in Section 3.2(b)(ii), materially contravene any Requirements of Law applicable to Buyer or Parent.
(ii)    No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required to be made by Buyer or Parent in connection with the execution and delivery of any Transaction Agreement by Buyer to which it is a party or the consummation by Buyer of any of the transactions contemplated hereby and thereby, except for the approvals, filings and notices required under the FTL.
(c)    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any brokers’, finders’, financial advisors’ or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or Parent any of their respective Affiliates, except those for which Buyer or Parent will be solely responsible.
(d)    NASDAQ Listing. Shares of Parent Common Stock are traded on the NASDAQ Global Select Market. There is no action pending or, to Parent’s knowledge, threatened against Parent with respect to any intention by NASDAQ or any Governmental Entity to prohibit or terminate the trading of Parent Common Stock on the NASDAQ Global Select Market. Parent is in compliance in all material respects with the applicable listing and maintenance requirements of the NASDAQ Global Select Market.
(e)    Valid Issuance. All of the shares of Parent Common Stock issuable to Seller pursuant to this Agreement will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and non‑assessable, and the issuance thereof is not subject to and will not be subject to any preemptive or other similar right or any other Lien. As of the date hereof, Parent has reserved out of its authorized but unissued shares of Parent

Common Stock, a sufficient number of shares of Parent Common Stock to issue all of the shares of Parent Common Stock that may be issued to Seller pursuant to this Agreement.
(f)    Capital Resources. Buyer will have sufficient cash resources at Closing to pay the cash portion of the Purchase Price.
(g)    SEC Documents.
(i)    Since January 1, 2012, Parent has filed on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed by Parent with the SEC (the “SEC Documents”). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and, except to the extent that information contained in any SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed SEC Document, none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the Effective Date, Parent is a Well Known Seasoned Issuer as defined in Rule 405 under the Securities Act and is eligible to use Form S-3 to register its equity securities under the Securities Act for resale on a continuous basis on an automatic shelf registration statement that will become effective immediately pursuant to Rule 462(e) and (f) upon filing with the SEC.
(ii)    The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the SEC Documents: (A) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (B) were prepared in accordance with US GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (C) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not material).
(iii)    Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its consolidated Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Parent; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its consolidated Subsidiaries that could have a material effect on the financial statements. Parent’s management has completed an assessment of the effectiveness of Parent’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2012, and, as amended, except as set forth in the SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Parent’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Parent maintained effective internal control over financial reporting as of December 31, 2012. To the Knowledge of Parent, except as set forth in the SEC Documents filed prior to the date of this Agreement, since January 1, 2012, neither Parent nor Parent’s independent registered accountant has identified or been made aware of: (x) any material weakness in the design or operation of internal control over financial reporting utilized by Parent; or (y) any material illegal act or fraud involving Parent or its consolidated subsidiaries.
(iv)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Parent and the principal financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.
(v)    As of the Effective Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Documents.
(h)    Non-Reliance. Neither Parent nor Buyer is relying and neither Parent nor Buyer has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties expressly set forth in this Agreement. Such representations and warranties by Seller and LivingSocial constitute the sole and exclusive representations and warranties of Seller and LivingSocial in connection with the transactions contemplated hereunder and each of Parent and Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Seller, LivingSocial and the Company.
ARTICLE IV
COVENANTS
Section 4.1    Conduct of Business of the Company and each of its Subsidiaries. Except as contemplated or permitted by this Agreement or as may be required by applicable Requirements of Law, during the period from the Effective Date to the Closing Date, LS Korea, the Company and each of its Subsidiaries shall, and Seller shall cause LS Korea, the Company and each of its Subsidiaries to, (i) conduct its business in all material respects in the Ordinary Course of Business, including, without limitation, making investments in marketing efforts and employee compensation in a manner consistent with past practices; (ii) use its respective commercially reasonable efforts to preserve intact its business organization, keep available the services of its present officers and employees, preserve its assets and properties and preserve its relationships with customers, suppliers, merchants, partners, subscribers, licensors, licensees, and other third parties, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and each of its Subsidiaries at the Closing; and (iii) pay all Taxes when due and file all Tax Returns when due. From the Effective Date to the Closing, except as set forth in Section 4.1 of the Disclosure Schedule and as contemplated or permitted by this Agreement (including without limitation Sections 4.10 and 4.14 hereof), the Company shall not, and Seller shall not cause or permit LS Korea, the Company or any of its Subsidiaries to, take any of the following actions without the prior consent of Buyer:
(a)    other than as permitted by Section 2.2(d)(iii) with respect to excess Cash on Hand, (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, equity or property) in respect of, its outstanding equity interests; (ii) split, combine or reclassify any of its outstanding equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its outstanding equity interests; or (iii) purchase, redeem or otherwise acquire any outstanding equity interests of it or any rights, warrants or options to acquire any such equity;
(b)    issue, sell, grant, pledge or otherwise encumber any of its equity interests or other securities or issue any securities convertible into, or any rights, warrants or options to acquire, any such equity interests or other securities or convertible securities;
(c)    amend or modify any of its Constituent Documents;
(d)    (i) acquire (including by way of merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (ii) enter into any agreement providing for the merger or consolidation of LS Korea, the Company or any of its Subsidiaries with any other Person; (iii) liquidate, dissolve, or wind up, or otherwise dispose of all or substantially all of its assets; (iv) consider or adopt of a plan of liquidation, dissolution, rehabilitation, restructuring, recapitalization, re‑domestication or other reorganization; or (v) form or organize any new Subsidiary, company or joint venture, partnership or similar arrangement;
(e)    mortgage, pledge, create or subject to any Lien (other than Permitted Liens) any of its properties or assets;
(f)    sell, lease, license or otherwise dispose of any property or assets, other than in the Ordinary Course of Business;
(g)    create, incur, assume or guarantee any indebtedness, obligation or liability for money or issue any debt securities, other than in the Ordinary Course of Business;
(h)    enter into any new, or amend, terminate or renew in any material respect, any Material Contract, excluding any Contract (whether or not any such Contract would be a Material Contract) with merchants, vendors, suppliers or customers entered into in the Ordinary Course of Business or as otherwise specifically permitted under this Section 4.1; provided, that any new Contract or amendment to an existing Contract containing any exclusivity, non‑competition or non‑solicitation arrangement restricting the Company or any of its Subsidiaries in any material respect or any minimum purchase requirements in excess of $500,000 shall be deemed a Material Contract;
(i)    enter into any new, or amend, terminate or renew in any material respect, any Affiliate Agreement;
(j)    adopt or change its financial or statutory accounting methods, principles or practices (including any change in depreciation or amortization policies or rates, billing and invoicing policies, payment or collection policies or practices, or any change to practices that would impact the methodology for recognizing revenue), other than as required by a change in applicable Requirements of Law, Korean GAAP or US GAAP arising after the date hereof;
(k)    change or alter in any material respect its management of working capital, including by accelerating or delaying the collection of receivables or payment of payables other than in the Ordinary Course of Business;
(l)    make any payment, accrual or commitment for capital expenditures in excess of $250,000 individually or other than in the Ordinary Course of Business;
(m)    cause any material damage, destruction or other loss of any asset or property of the Company or any of its Subsidiaries (whether or not covered by insurance);
(n)    make any loan, advance or capital contribution to or otherwise invest in any Person;
(o)    pay, discharge, release, waive, settle or satisfy any material claims, rights, Liens, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities or obligations reflected or reserved against on the Interim Financial

Statements;
(p)    adopt, amend or modify any Employee Benefit Plan, including, without limitation, any bonus plan;
(q)    except in the Ordinary Course of Business or otherwise required by applicable Law, (i) enter into any employment, consulting, deferred compensation, severance, retirement or other similar agreement with any director, officer, employee, agent, or independent contractor of the Company or any of its Subsidiaries with a salary in excess of $250,000 (or materially amend any such existing agreement); (ii) grant any severance or termination pay to any director, officer, employee, agent, or independent contractor of the Company or any of its Subsidiaries; (iii) materially change any compensation or other benefits payable to any director, officer, employee, agent, or independent contractor of the Company or any of its Subsidiaries pursuant to any bonus, severance, retirement or similar policies or plans thereof; (iv) materially increase or decrease any compensation (including bonuses) payable or to become payable to any director, officer, employee, agent, or independent contractor of the Company or any of its Subsidiaries; or (v) materially alter any employment practices or any terms and conditions of employment;
(r)    commence, comprise or settle any Action by or against the Company or relating to any of its businesses, properties or assets in excess of $250,000 in the aggregate for all such Actions, other than to enforce its rights under this Agreement against Buyer;
(s)    make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement with a Taxing Authority in respect of Taxes, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, request any Tax ruling from a Taxing Authority, enter into any Tax sharing or similar agreement or arrangement (other than commercial agreements entered into by LS Korea or the Company in the Ordinary Course of Business the primary purpose of which does not relate to Taxes), enter into any transactions giving rise to deferred gain or loss, or amend any Tax Return;
(t)    terminate, cancel, amend or fail to renew (on substantially similar terms) any insurance policy set forth in Section 3.1(v) of the Disclosure Schedule or coverage maintained with respect to any material property or which has not been replaced by a comparable amount of insurance coverage;
(u)    revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the Ordinary Course of Business;
(v)    engage in any purchase or sale of any interest in real property, grant any security interest in any real property, agree to lease, sublease, license or otherwise occupy any real property, or alter, amend, modify, violate or terminate any of the terms of any lease agreement;

(w)    relinquish any material right outside the Ordinary Course of Business, including without limitation, any right in or to the Company Intellectual Property; or
(x)    take, commit, or agree in writing or otherwise to take, any of the actions described clause (a) through (w) of this Section 4.1.
Section 4.2    Access to Information.
(a)    From the Effective Date until the Closing Date, Seller, the Company and its Subsidiaries shall afford Parent and its officers, employees and representatives and advisors of Parent reasonable access upon reasonable advance notice at reasonable times during normal business hours to all of LS Korea’s, the Company’s and each of its Subsidiaries’ properties, books, Contracts and records, and Seller, LS Korea, the Company and each of its Subsidiaries shall make available to Parent and its officers, employees, representatives and advisors such information concerning LS Korea’s, the Company’s and each of its Subsidiaries’ business, properties, financial condition, operations and personnel as such Persons may from time to time reasonably request, provided, however, that any such investigation shall be conducted in a manner that does not unreasonably interfere with the normal operations, customers and employee relations of Seller, LS Korea, the Company or any of its Subsidiaries; and provided that any discussions with employees shall be held during normal business hours under the supervision of LivingSocial or its representatives. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in the Company’s sole and absolute discretion (i) jeopardize any attorney‑client or other legal privilege; provided that if so requested by the Company in writing, Parent shall enter into a customary joint defense agreement with the Company or any of its Affiliates with respect to any information to be provided to Parent pursuant to this Section 4.2 or (ii) contravene any applicable Law or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company is a party).
(b)    After the Closing Date, (x) Seller will provide Parent and its officers, employees and representatives and advisors with any information which such Persons may reasonably request in order to prepare the consolidated financial statements of LS Korea, the Company and its Subsidiaries for the year ended December 31, 2013 or in connection with an audit of LS Korea, the Company and its Subsidiaries and to comply with regulatory requirements and requests and (y) the Company will provide Seller and LivingSocial and their respective officers, employees and representatives and advisors with any information which such Persons may reasonably request in connection with preparing and auditing the 2013 financial statements of LS Korea, the Company and its Subsidiaries. In addition, both before and after the Closing Date, Seller shall instruct Seller’s (prior to the Closing, only), LS Korea’s, the Company’s and each of its Subsidiaries’ officers, employees and representatives and advisors to make themselves reasonably available during normal business hours upon reasonable notice to respond to any questions about LS Korea, the Company or any of its Subsidiaries by Parent and Parent’s officers, employees and representatives and advisors.

(c)    Following the Closing, Buyer will deliver to Seller the following information:
(i)    drafts of the fiscal year 2013 year-end consolidation file and supporting schedules for the Company and its Subsidiaries by January 9, 2014;
(ii)    final fiscal year 2013 year-end consolidation file and supporting schedules for the Company and its Subsidiaries, reflecting all year-end audit adjustments, by March 1, 2014; and
(iii)    final audited financial statements and footnote disclosures with respect to fiscal year 2013 for the Company and its Subsidiaries, audited by an independent accounting firm in accordance with US GAAP, by March 15, 2014.
Buyer shall provide to Seller reasonable access upon reasonable advance notice at reasonable times during normal business hours to books and records of the Company and its Subsidiaries to enable LivingSocial and its PricewaterhouseCoopers LLP audit team to perform audit procedures on pre-close financial statements of the Company and its Subsidiaries. To the extent that the Closing occurs after January 2, 2014, Buyer shall provide to Seller month end financial results within seven (7) Business Days following each accounting month end. In addition, Buyer shall provide to Seller reasonable access upon reasonable advance notice at reasonable times during normal business hours to books and records of the Company and its Subsidiaries to enable LivingSocial to consolidate and for an independent auditor to audit, as necessary, the financial statements of the Company and its Subsidiaries into the LivingSocial financial statements. LivingSocial will directly pay and bear the costs of any accounting and audit work necessary for the preparation of the financial statements and other financial information required to be delivered in accordance with this Section 4.2(c).
Section 4.3    Consents, Approvals and Filings.
(a)    Except as otherwise provided in Section 4.6, LivingSocial and Seller, on the one hand, and Parent and Buyer, on the other hand, shall each use their commercially reasonable efforts and will cooperate fully with each other to (i) comply as promptly as practicable with all requirements of any Governmental Entity applicable to the transactions contemplated by this Agreement; (ii) obtain as promptly as practicable all Permits set forth in Section 4.3 of the Disclosure Schedule in connection with the consummation of the transactions contemplated by this Agreement (“Necessary Permits”); and (iii) obtain as promptly as practicable all consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, as set forth on Section 3.1(d) of the Disclosure Schedule. In connection therewith, LivingSocial and Seller, on the one hand, and Parent and Buyer, on the other hand, shall make and cause their respective Affiliates to make all formal filings and material supplements thereto required pursuant to applicable Requirements of Law (such formal filings and material supplements thereto, collectively, “Material Filings”) as promptly as practicable in order to facilitate the prompt consummation of the transactions contemplated by the Transaction Agreements and shall promptly make, and shall cause their respective Affiliates to promptly make, such Material Filings as such Governmental Entities may reasonably request. Neither LivingSocial and Seller, on the one hand, nor Parent and Buyer, on the other hand, shall take or cause to be taken any action that it is aware or reasonably should be aware would have the effect of delaying, impairing or impeding the receipt of any such Permits.
(b)    Each Party shall provide to the other Parties copies of all Material Filings in advance of the filing or submission thereof so that the other Parties have a reasonable opportunity to review and comment thereon and, subject to applicable Law relating to the sharing of information, each Party shall provide the other Parties with copies of all material correspondence between such Party on the one hand, and any Governmental Entity on the other hand and each Party shall advise the other Parties of all material communications with Governmental Entities concerning a Material Filing. To the extent permitted by applicable Law, each Party shall request confidential treatment of Material Filings made by it. Neither LivingSocial and Seller, on the one hand, nor Parent and Buyer, on the other hand, shall participate or agree to participate in any meeting with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with Seller in advance and, to the extent permitted by such Governmental Entity, gives Seller the opportunity to attend and participate at such meeting.
Section 4.4    Public Announcements. On the Effective Date, each Party may issue a press release announcing the execution of this Agreement; provided, however, that any such press release(s) shall be previously approved by the other Parties hereto. Any subsequent issuance, press release or other public document or statement or communication to the press relating to this Agreement or the terms, conditions or other matters contained herein or relating to the transactions contemplated by this Agreement must be approved by all Parties hereto, which approval shall not be unreasonably withheld, conditioned or delayed by any Party, or contain statements that are consistent with Parent’s SEC filings or press releases previously approved by the Parties. Nothing in this Section 4.4 shall require any Party to obtain consent to make, but subject to giving advance notice to the other Parties, any public announcements or disclosures in such form as may be required by, or deemed advisable by such Party’s legal counsel pursuant to, the rules of the applicable National Securities Exchange or any applicable Requirements of Law.
Section 4.5    Litigation Support. For a period of three (3) years following the Closing Date, if any Party actively is contesting or defending against any Action in connection with any transaction contemplated under any Transaction Agreement, the other Parties will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7.1).

Section 4.6    Antitrust Approvals.
(a)    As promptly as practicable, but in no event later than November 15, 2013, Buyer shall file a business combination report for the Transaction (the “Business Combination Report”) with the Korea Fair Trade Commission (“KFTC”), in accordance with Article 12 of the FTL and shall provide a copy of the Business Combination Report to Seller for its review prior to filing.
(i)    Buyer shall, in its sole discretion, (A) determine and direct all elements (both substantive and procedural, including strategy, tactics and timing) of (1) the efforts to seek the approval of the Business Combination Report by the KFTC; and (2) all communications (including analyses, presentations, memoranda, briefs, arguments, opinions and proposals), appearances, and other written and oral materials and submissions to the KFTC, and (B) in the event that the KFTC issues or makes any request (formal or informal, written or oral) for information, data, documents, interviews, answers to interrogatories or other questions, or other material of any nature in connection with the Business Combination Report, determine and direct all elements (both substantive and procedural, including strategy, tactics and timing) of the response to such request. The Company shall, and shall cause its Affiliates, to cooperate with all such determinations and directions by Buyer and provide Buyer with all information or materials as requested by Buyer in connection with making such determinations.
(ii)    Subject to and without limiting Section 4.6(a)(i), Buyer agrees to (A) give LivingSocial, Seller and the Company reasonable advance notice of all meetings with the KFTC relating to the Business Combination Report, (B) give LivingSocial, Seller and the Company (or their outside counsel), to the extent permitted by the KFTC, an opportunity to participate in each of such meetings, (C) to the extent practicable, give LivingSocial, Seller and the Company reasonable advance notice of all substantive oral communications with the KFTC relating to the business combination report, (D) give LivingSocial, Seller and the Company (or their outside counsel), to the extent permitted by the KFTC, an opportunity to participate in such oral communications, (E) if the KFTC initiates a substantive oral communication regarding the Business Combination Report, promptly notify LivingSocial, Seller and the Company of the substance of such communication, (F) provide LivingSocial, Seller and the Company with a reasonable advance opportunity to review and comment upon and consider in good faith the views of LivingSocial, Seller and the Company (or their outside counsel) on all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with the KFTC regarding the Business Combination Report and (G) provide each other with copies of all written communications to or from the KFTC relating to the Business Combination Report.
(iii)    The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 4.6(a) as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel and previously‑agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.
(b)    Notwithstanding anything in this Agreement to the contrary:
(i)    Neither Parent nor any of its Subsidiaries may require Buyer to enter into any settlement, undertaking, consent decree, stipulation or agreement (or agreement to enter into any of the foregoing) with the KFTC, with respect to any structural or behavioral remedy regarding Buyer, the Company or any of its respective Subsidiaries, including (A) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of Buyer’s, the Company’s or any of their respective Affiliates’ capital stock, other securities or ownership interests, operations, businesses, assets, properties or rights, (B) the imposition of any limitation on Buyer’s, the Company’s or any of their respective Affiliates’ respective abilities and rights to (1) conduct operations or businesses, (2) beneficially own or acquire any capital stock, other securities or ownership interests, assets or properties or (3) exercise any rights, or (C) the imposition of any impediment in connection with the Business Combination Report (the foregoing, a “Divestiture Action”).
(ii)    Nothing in this Agreement shall require Buyer to litigate with the KFTC in connection with the Business Combination Report.
Section 4.7    Acquisition Proposal.
(a)    Until the earlier of (x) the Closing or (y) the termination of this Agreement pursuant to Section 8.1 hereof, LivingSocial shall not, and shall not authorize or permit any of its Subsidiaries, or any of its or its Subsidiaries’ respective officers, directors, consultants, advisors, employees, agents or representatives (each, an “LS Representative”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal; or (ii) participate in any negotiations or any material discussions regarding, or furnish to any Person any information with respect to, or agree to or endorse, or knowingly take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, LivingSocial will (A) cease and terminate any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal and (B) instruct the LS Representatives to cease and terminate any existing activities, discussions or negotiations with any Person(s) conducted heretofore with respect to any possible Acquisition Proposal.
(b)    In the event that LivingSocial or any LS Representative shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 8.1, any Acquisition Proposal, or any request for disclosure of information or access of the type referenced in Section 4.7(a) above, LivingSocial shall promptly (and in any event within 48 hours) notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a complete and accurate copy of such Acquisition Proposal and copies of any other written material and electronic communications received from such third party related to any such Acquisition Proposal), and such other information related thereto as Parent may reasonably request.
(c)    The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.7 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.7 and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity.
Section 4.8    Indemnification of Directors and Officers. The Company shall not (and neither Parent nor Buyer shall, directly or indirectly, cause the Company to) for a period of three (3) years after the Closing, take or permit (directly or indirectly) any action to alter or impair any exculpatory or indemnification provisions now existing in the Company’s certificate of incorporation or bylaws or any indemnification agreement set forth in Section 4.8 of the Disclosure Schedules for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable Law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.
Section 4.9    Termination or Assignment of Certain Third Party Contracts. Seller shall, and shall cause the Company to, prior to the Closing, cause those Contracts between the Company and certain non‑Affiliates listed in Section 4.9 of the Disclosure Schedule to be either (x) terminated and discharged or (y) assigned to an Affiliate (other than the Company and each of its Subsidiaries), in each case without any further liability or obligation thereunder on the part of the Company and each of its Subsidiaries (or any premium or penalty) effective at the Closing and upon terms and pursuant to instruments reasonably satisfactory to Buyer.
Section 4.10    Intercompany Accounts; Affiliate Agreements. Other than as set forth in Section 4.10 of the Disclosure Schedule, (a) Seller shall cause all accounts receivable or payable (whether or not currently due or payable) under each Affiliate Agreement to be settled in full (without any premium or penalty) by December 31, 2013 and (b) LS Korea’s, the Company’s and each of its Subsidiaries’ participation in all Affiliate Agreements shall, in each case, be terminated and discharged without any further liability or obligation to LS Korea, the Company and each of its Subsidiaries thereunder (or any premium or penalty) effective at the Closing. Section 4.10 of the Disclosure Schedule sets forth the manner in which one or more of the Affiliate Agreements shall be settled and discharged. Seller and LivingSocial will provide all documentation related to the settlement of all such Affiliate Agreements set forth on such Section 4.10 of the Disclosure Schedule to Buyer at least five (5) days prior to execution for review and comment.
Section 4.11    Termination of Employee Benefit Plans. If requested by Parent at least ten (10) Business Days prior to the Closing, or required by Law, the Company shall take all necessary corporate action, in a manner satisfactory to Parent, to terminate the terminable Employee Benefit Plans of the Company and its Subsidiaries listed in Section 4.11 of the Disclosure Schedule, effective as of the date immediately prior to the Closing Date, but contingent on the Closing; provided, however, that the Company shall not be obligated to terminate or amend any Employee Benefit Plans to the extent such termination or amendment would be unfavorable to employees of the Company and require employee approval under Korean Law.
Section 4.12    Tax Matters.

(a)    Buyer, Seller, LS Korea, the Company and LivingSocial shall cooperate fully, as and to the extent reasonably requested by any of them or their Affiliates or representatives, in connection with the filing of any LS Korea, Company (and any Subsidiary of the Company) Tax Return or amended Tax Return and any audit, litigation or other proceeding with respect to Taxes of LS Korea, the Company and its Subsidiaries for any Pre‑Closing Tax Year and any Straddle Period. Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Seller, LS Korea, the Company and LivingSocial agree to (i)  retain all books and records with respect to Tax matters pertinent to LS Korea, the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii)  give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any other party so requests, Buyer, LS Korea or the Company, as the case may be, shall allow the other parties to take possession of such books and records. Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax of LS Korea, the Company, its Subsidiaries, Seller or Buyer that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).
(b)
(i)    LivingSocial shall prepare and file (or cause to be prepared and filed) all Tax Returns relating to LS Korea, the Company or its Subsidiaries for Tax periods ending on or before the Closing Date (the “Seller Prepared Returns”), which Tax Returns shall be prepared in accordance with past practices and customs and which shall be prepared by an internationally recognized accounting firm in accordance with applicable Law. LivingSocial shall provide Buyer with copies of each Seller Prepared Return the due date for which is after Closing at least fifteen (15) days prior to the due date for filing such Tax Returns (or in the case of Seller Prepared Returns that are required to be filed fewer than twenty (20) days following Closing, as soon as practicable prior to such deadline) for review and comment, shall consider any reasonable comments to such Tax Returns requested by Buyer and shall not file such Seller Prepared Returns without the consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, LivingSocial’s obligation to provide the 2013 consolidated income Tax Return for LS Korea, the Company and its Subsidiaries to Buyer shall be contingent upon Buyer providing the 2013 Korean GAAP audited financials for LS Korea, the Company and its Subsidiaries no later than March 1, 2014. LivingSocial shall timely make or cause to be made all payments required with respect to any such Tax Returns; provided, however, that the amount of any payment that constitutes a Pre-Closing Tax shall be subject to the indemnification procedures set forth in Article VII of this Agreement.
(ii)    Buyer shall prepare and file (or cause to be prepared and filed) all Tax Returns relating to LS Korea, the Company and its Subsidiaries that are required to be filed after the Closing Date other than Seller Prepared Returns (the “Buyer Prepared Returns”). To the extent that any Buyer Prepared Return includes a Pre‑Closing Tax Year or any Straddle Period, Buyer shall provide each such Buyer Prepared Return to LivingSocial and Seller for review and comment at least fifteen (15) days prior to the due date for filing such Tax Returns, shall consider any reasonable comments to such Tax Returns as requested by LivingSocial and Seller, and shall not file any such Buyer Prepared Returns without the consent of LivingSocial and Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall make all payments required with respect to any such Tax Returns; provided, however, that the amount of any payment that constitutes a Pre‑Closing Tax shall be subject to the indemnification procedures set forth in Article VII of this Agreement.
(c)    Each of Parent and Buyer, on one hand, and LivingSocial and Seller, on the other hand, shall promptly notify the other in writing upon receipt of a written notice of any issues in any pending or threatened Tax audits or assessments with respect to Taxes for any Pre-Closing Tax Years (“Tax Contest Claims”); provided, however, that no failure or delay to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligations of the Parties hereunder unless such Party was prejudiced thereby and then only to the extent of such prejudice. This Section 4.12(c) shall govern all Tax Contest Claims.
(i)    LivingSocial and Seller, at their election, shall control the conduct of any Tax Contest Claim, other than a Tax Contest Claim related to a Straddle Period, at its sole cost and expense; provided, however, that (A) LivingSocial and Seller must consult, in good faith with Parent regarding the taking of any action with respect to the conduct of such Tax Contest Claim and shall keep Parent and Buyer informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing Parent and Buyer with all written materials relating to such Tax Contest Claim received from the relevant Taxing Authority and all written materials submitted to such Taxing Authority by LivingSocial and Seller, (B) Parent and Buyer shall be entitled to participate in any such Tax Contest Claim at its own cost and expense, including having an opportunity to comment on any written materials prepared for submission to a Taxing Authority in connection with any such Tax Contest Claim and attending any conferences relating to any such Tax Contest Claim, and (C) LivingSocial and Seller shall not compromise or settle any such Tax Contest Claim without obtaining Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, in the event that LivingSocial and Seller have filed for bankruptcy or have sold substantially all of their assets at the time any Tax Contest Claim commences, LivingSocial and Seller shall not be permitted to control the conduct of any Tax Contest Claim or have any rights pursuant to this Section 4.12. If LivingSocial and Seller have the right and elect to control the conduct of any Tax Contest Claim pursuant to this Section 4.12(c)(i), LivingSocial and Seller shall deliver to Parent and Buyer written notice of such election within thirty (30) days of receipt of notice from a Taxing Authority of such Tax Contest Claim, certifying to Parent and Buyer that LivingSocial and Seller are (x) permitted to control the conduct of such Tax Contest Claim and (y) affirmatively electing to control such audit (“Election Notice”). If LivingSocial and Seller have the right, but fail to timely deliver an Election Notice, Parent and Buyer shall have the exclusive right to control, negotiate, compromise and settle such Tax Contest Claim.
(ii)    Parent or Buyer shall control the conduct of any issues in any Tax Contest Claim in respect of Taxes for Straddle Periods; provided, however, that to the extent such Tax Contest Claim could reasonably be expected to result in an indemnification obligation pursuant to the terms of this Agreement (A) Parent must consult, in good faith, with LivingSocial and Seller regarding the taking of any action with respect to the conduct of such Tax Contest Claim and Parent and Buyer shall keep LivingSocial and Seller informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing LivingSocial and Seller with all written materials relating to such Tax Contest Claim received from the relevant Taxing Authority and all written materials submitted to such Taxing Authority by Parent or Buyer, (B) LivingSocial and Seller shall be entitled to participate in any such Tax Contest Claim at its own cost and expense, including having an opportunity to comment on any written materials prepared for submission to a Taxing Authority in connection with any such Tax Contest Claim and to attend any conferences relating to any such Tax Contest Claim and (C) Buyer and Parent shall not compromise or settle any such Tax Contest Claim without obtaining the prior written consent of LivingSocial and Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d)    Neither Buyer nor any Affiliate (including LS Korea and the Company after Closing) of Buyer shall file, amend, re‑file or otherwise modify any Tax Return relating in whole or in part to LS Korea or the Company for any periods (or portion thereof) ending on or before the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld, delayed or conditioned. Seller shall be entitled to receive payment from Buyer or any of its Affiliates (including LS Korea and the Company after Closing) of any refund of Taxes (including refunds arising by reason of amended Tax Returns filed after the Closing Date or otherwise, except to the extent attributable to any Tax Attribute arising in a Tax period beginning after the Closing Date), but excluding any Tax receivables included in the calculation of Actual Working Capital, with respect to any Pre‑Closing Tax Year of LS Korea or the Company, actually received by Buyer or any of its Affiliates (including LS Korea and the Company after Closing) (each a “Tax Refund”) as additional consideration in connection with the Transaction. Buyer and its Affiliates (including LS Korea and the Company after Closing) shall cooperate with Seller, to the extent reasonably requested, in obtaining any Tax Refund to which Seller is entitled under this Section 4.12. Each Tax Refund shall be paid in cash by Buyer, or its applicable Affiliate, to Seller within thirty (30) days of Buyer’s or its applicable Affiliate’s receipt of any such Tax Refund from a Governmental Entity (including any Taxing Authority). Notwithstanding anything in this Agreement to the contrary, in the event that a Tax Refund to which Seller is entitled under this Section 4.12 is subsequently determined by any Governmental Entity (including any Taxing Authority) to be less than the amount paid to Seller by Buyer or its applicable Affiliate, Seller shall promptly return any such disallowed amounts (plus any interest in respect of such disallowed refunds owed to a Governmental Entity (including any Taxing Authority)) to Buyer or its Affiliate, as applicable. Any such Tax Refund payable pursuant to this Section 4.12(e) shall be reduced (i) for any additional Taxes incurred in connection with the receipt or payment of such Tax Refund to the extent such Taxes are attributable to a Pre-Closing Tax Year and (ii) any reasonable out‑of‑pocket expenses incurred by Buyer or any of its Affiliates (including LS Korea and the Company after Closing) in connection with obtaining such Tax Refund. Further, notwithstanding anything to the contrary in this Agreement, Buyer shall have an obligation to pursue Tax Refunds as reasonably requested by Seller.
(e)    The Parties acknowledge that Buyer may make an election (or elections) pursuant to Section 338(g) of the Code (“Section 338(g) Election”) and further acknowledge that neither the Parent nor Buyer shall have any obligation to indemnify LivingSocial or Seller for any Taxes which arise from such Section 338(g) Election. For the avoidance of doubt, any Tax liability of LS Korea, the Company or its Subsidiaries from such Section 338(g) Election shall be included in Pre-Closing Taxes.
(f)    If Buyer receives an order from any Taxing Authority requiring payment of any Korean CGT which Seller is primarily liable to pay, Seller shall pay an amount equal to such Korean CGT, including any penalty or interest thereon, to the relevant Taxing Authority or Buyer. All Transfer Taxes which arise from the Transaction shall be borne and paid 50% by Seller and 50% by Buyer, and Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.

(g)    Buyer shall withhold pursuant to Section 2.2(g) 50% of the amount of Securities Transaction Tax due with respect to the LS Korea Shares purchased pursuant to the terms of this Agreement. Buyer shall pay to the applicable Taxing Authorities 100% of the amount of Securities Transaction Tax due with respect to the LS Korea Shares purchased pursuant to the terms of this Agreement and shall, at its own expense, file all required reports or returns applicable thereto.
Section 4.13    Termination of Signing and Withdrawal Powers. At least five (5) Business Days prior to the Closing Date, Seller shall cause LS Korea, the Company and each of its Subsidiaries to deliver written notification to any financial institution which maintains, on behalf of LS Korea, the Company and each of its Subsidiaries, any account or safe deposit box listed in Section 3.1(u) of the Disclosure Schedule notifying each such financial institution that the signing or withdrawal powers or other authority of all Persons with respect to such accounts and safe deposit boxes are revoked immediately upon receipt by such financial institution of such notice.
Section 4.14    Sale of Malaysian Business. LivingSocial and Seller shall, and shall cause the Company to, prior to the Closing, sell or otherwise dispose of the Malaysian Business.
Section 4.15    Issuance of Shares; Registration Statement.
(a)    Parent shall file a shelf registration statement on Form S‑3 (the “Registration Statement”) to become effective automatically upon filing under Paragraph D of the General Instructions of Form S‑3 on or prior to the Registration Deadline. The “Registration Deadline” shall be (x) the same Business Day as the Closing Date if the Closing occurs before 10:00 a.m. Central Standard Time on the Closing Date or (y) one (1) Business Day following the Closing Date if the Closing occurs after 10:00 a.m. Central Standard Time on the Closing Date; provided, that in either case, Parent shall have received, prior to the Closing, the consent of PricewaterhouseCoopers LLP to incorporate by reference the LS Korea Financial Statements into the Registration Statement. The Registration Statement may be used for the resale from time to time by Seller, its direct and indirect parent companies and LivingSocial (as applicable, the “Selling Stockholder”) of all Parent Shares issued pursuant to this Agreement in accordance with the intended method of distribution thereof as set forth in the Registration Statement The Registration Statement shall comply as to form in all material respects with the Securities Act and Form S‑3. Parent shall, at the request of Seller file any post‑effective amendments and otherwise take any action necessary to include therein all disclosure and language deemed necessary to effect the distribution of the Parent Shares; provided, however, that reasonably in advance before filing the Registration Statement or prospectus or any amendments or supplements thereto, or comparable statements under securities or state “blue sky” laws of any jurisdiction, or any free writing prospectus related thereto or before sending a response to an SEC comment letter related to the Registration Statement prior to such filing, Parent will furnish to counsel for Seller copies of reasonably complete drafts of all such documents proposed to be filed (including all exhibits thereto and each document incorporated by reference therein to the extent then required by the rules and regulations of the SEC), which documents will be subject to the reasonable review and reasonable comment of such counsel (including any objections to any information pertaining to Seller and its plan of distribution and otherwise to the extent necessary, if at all, to complete the filing or maintain the effectiveness thereof), and Parent shall make the changes reasonably requested by such counsel and shall not file any Registration Statement or amendment thereto, any prospectus or supplement thereto or any free writing prospectus related thereto to which Seller shall reasonably object), provided that, notwithstanding the foregoing, in no event shall Parent be required to file any document with the SEC which, in the view of Parent or its counsel, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading.
(b)    Parent shall use its reasonable best efforts to cause the Registration Statement to remain continuously effective, including preparing and filing with the SEC such amendments and supplements (including, without limitation, any reports required to be filed pursuant to the Exchange Act) to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement continuously effective until such date as is the earlier of (A) the date on which all Parent Shares included in the Registration Statement shall have been sold; or (B) the date on which all Parent Shares may be sold during any thirty (30) day period without any restriction, including volume limitation, pursuant to Rule 144 under the Securities Act or any restriction under this Agreement.
(c)    It shall be a condition precedent to the obligations of Parent under this section that the Selling Stockholder shall furnish to Parent such information regarding itself, the Parent Shares held by it and the intended method of disposition of such securities as shall be required to effect the registration.
(d)    All expenses incurred by Parent in connection with its performance of its obligations under or in compliance with this Section 4.15 shall be borne by Parent. All selling and other expenses (including attorney fees) incurred by the Selling Stockholder in connection with sales of Parent Shares under the Registration Statement shall be borne by the Selling Stockholder.
(e)    The Selling Stockholder acknowledges that pending registration of the Parent Shares as contemplated by this Section 4.15, the Parent Shares shall bear customary restrictive legends in accordance with applicable securities laws.
(f)    Parent shall promptly notify Seller: (i) when the Registration Statement, any pre‑effective amendment, the prospectus or any prospectus supplement related thereto, any post‑effective amendment to the registration statement or any free writing prospectus has been filed with the SEC and, with respect to the registration statement or any post‑effective amendment, when the same has become effective; (ii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose, (iii) of the receipt of any comment letter or request by the SEC or state securities authority for amendments or supplements to the Registration Statement or the prospectus related thereto or for additional information; (iv) of the receipt by Parent of any notification with respect to the suspension of the qualification of any Parent Shares for sale under the securities or state “blue sky” laws of any jurisdiction or the initiation of any proceeding for such purpose; and (v) of the existence of any fact of which Parent becomes aware which results in the Registration Statement or any amendment thereto, the prospectus related thereto or any supplement thereto, any document incorporated therein by reference, any free writing prospectus or the information conveyed to Seller at the time of sale to Seller containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading; and, if the notification relates to an event described in clause (v), subject to the following sentence, Parent shall promptly prepare, file and furnish to Seller any prospectus supplement or post-effective amendment that shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading. Notwithstanding the foregoing, Parent shall not be required to promptly prepare, file or furnish a prospectus supplement or post-effective amendment if public disclosure of such material non-public information, in the Board of Directors of Parent’s good faith judgment after consultation with counsel would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and Parent has a bona fide business purpose for not disclosing publicly (other than avoidance of its obligations hereunder), such as financial results, a potential material acquisition, divestiture of assets or other material corporate transaction and the disclosure of such information would reasonably be expected to have a materially adverse effect on Parent.
(g)    Notwithstanding anything in this Section 4.15 to the contrary but subject to Section 4.15(f) above and Section 4.15(m) below, if Parent determines, in its reasonable judgment, that the Registration Statement or related prospectus contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, then Parent may, upon giving written notice of such to Selling Stockholder, subject to Section 4.15(f), delay the filing or initial effectiveness of, or suspend use of, the Registration Statement. In the event that Parent exercises its rights under the preceding sentence, the Selling Stockholder agrees to immediately suspend its use of the Registration Statement and any prospectus thereunder in connection with any sale or offer to sell Parent Shares. Any such notice shall be treated as confidential by the Selling Stockholder.
(h)    Parent shall cause all such Parent Shares covered by such Registration Statement to be listed on the principal National Securities Exchange on which similar securities issued by Parent are then listed on or prior to the Closing Date and comply (and continue to comply) with the requirements of any self regulatory organization applicable to Parent, including all corporate governance requirements.
(i)    Subject to Section 4.15(f), Parent shall use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification of any of Parent Shares for sale in any jurisdiction, in each case, as promptly as reasonably practicable.

(j)    Parent shall indemnify and hold harmless to the fullest extent permitted by Law, the Selling Stockholder and each of its officers, directors, and each person controlling the Selling Stockholder within the meaning of Section 15 of the Securities Act, from and against any losses, claims, damages or liabilities, joint or several, actions or proceedings and expenses (including reasonable fees of counsel and other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability and amounts paid in any settlement effect with Parent’s consent, to which any indemnified party may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any untrue statement of a material fact or alleged untrue statement of fact contained in the Registration Statement or any omission or alleged omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any untrue or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) any untrue statement or omission, made in reliance upon and in conformity with written information furnished to Parent by or on behalf of the Selling Stockholder specifically for use in the preparation of the Registration Statement, or (ii) the failure of the Selling Stockholder to comply with the covenants and agreements applicable to the Selling Stockholder.
(k)    The Selling Stockholder agrees to indemnify and hold harmless Parent, and their respective directors and officers, and each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) the Company, or to the same extent as the foregoing indemnity from Parent set forth in Section 4.15(j) above, but only with reference to information furnished in writing to the Parent by or on behalf of the Selling Stockholder specifically for use in the preparation of the Registration Statement. The Selling Stockholder will reimburse Parent and each of its officers, directors and partners and each person controlling Parent, as the case may be, for any reasonable legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such loss, claim, damage or liability; provided, however, that the liability of the Selling Stockholder under this Section 4.15(k) shall be limited to an amount equal to the net proceeds of the Parent Shares sold by the Selling Stockholder hereunder, unless such liability arises out of or is based on fraud or willful misconduct by the Selling Stockholder.
(l)    Each Party entitled to indemnification under this Section 4.15 (the “Section 4.15 Indemnified Party”) shall give notice to the Party required to provide indemnification (the “Section 4.15 Indemnifying Party”) promptly after such Section 4.15 Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Section 4.15 Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Section 4.15

Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Section 4.15 Indemnified Party (whose approval shall not unreasonably be withheld), and the Section 4.15 Indemnified Party may participate in such defense at such Party’s expense, and provided further that the failure of any Section 4.15 Indemnified Party to give notice as provided herein shall not relieve the Section 4.15 Indemnifying Party of its obligations under this Agreement unless the failure to file such notice is materially prejudicial to an Section 4.15 Indemnifying Party’s ability to defend such action and provided further, that the Section 4.15 Indemnifying Party shall not assume the defense for matters as to which there is a conflict of interest or there are separate and different defenses. No Section 4.15 Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Section 4.15 Indemnified Party (whose consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Section 4.15 Indemnified Party of a release from all liability in respect to such claim or litigation. The provisions of this Section 4.15 shall govern any indemnification pursuant to this Section 4.15, notwithstanding the provisions of Article VII or any other provisions hereof.
(m)    If, as of the Registration Deadline, Parent does not have an effective Registration Statement, Parent shall repurchase from the Selling Stockholder for cash $100,000,000 of the Parent Shares issued at Closing, with the number of shares to be repurchased equal to $100,000,000 divided by the average closing price of such shares on the National Securities Exchange on which the shares of Parent Common Stock were listed for trading during the ten (10) day trading period prior to the Closing Date (“Parent Share Price”). If (i) Parent does not have an effective Registration Statement as of the Registration Deadline and during the continuous period beginning on the Registration Deadline and ending on the date that is forty-five (45) days after the Registration Deadline, or (ii) following the effectiveness of the Registration Statement, the Registration Statement is suspended pursuant to Section 4.15(f), and such suspension continues for a period of more than forty-five (45) days, then Parent shall promptly give written notice of such event to the Selling Stockholder (an “Unavailability Notice”). Promptly thereafter, the Parent shall repurchase any Parent Shares that the Selling Stockholder continues to hold for the Parent Share Price for each such share. If Parent repurchases Parent Shares pursuant to this Section 4.15(m), then the Selling Stockholder shall transfer and deliver to Parent such Parent Shares, duly endorsed for transfer to Parent, together with such other transfer documentation reasonably requested by Parent at the time of its delivery against delivery of the purchase price.
(n)    After the Closing, Seller will be permitted to sell Parent Shares, provided that it does not sell, in a single trading day, shares representing more than ten percent (10%) of the average daily trading volume of Parent (“ADTV”) on the principal National Securities Exchange, as measured over the previous five (5) trading days (on a rolling basis). Notwithstanding the foregoing, Seller will be permitted to sell in a single trading day more than ten percent (10%) of the ADTV; provided that such sales are carried out by means of block trades of Parent Shares that in the aggregate are valued at least One Hundred Million U.S. Dollars ($100,000,000) (or such lesser amount equal to the value of the Parent Shares actually delivered if Parent does not deliver Parent Shares valued at least One Hundred Million U.S. Dollars ($100,000,000) pursuant to Section 2.2(a)(ii)); provided further that such block trades are executed by JP Morgan Chase or another dealer agreed to in advance by Parent and Seller, at a discount of no more than five percent (5%) to Parent’s prevailing share price at the time of such trade and Parent shall reasonably cooperate in any such sale.
Section 4.16    Release. Effective as of the Closing Date and subject to the Closing occurring, each of LivingSocial and Seller does hereby unconditionally and irrevocably forever release and discharge LS Korea, the Company and each of the officers and directors of LS Korea and the Company and its Affiliates, employees and agents from all claims and causes of action (whether at law or in equity) each of LivingSocial and Seller has or may have against LS Korea, the Company or any of their officers, directors, employees, agents or Affiliates arising in connection with LivingSocial’s ownership of Seller, Seller’s ownership of the LS Korea Shares, LS Korea’s ownership of the Company or status as a shareholder of the Company (but not any other status) during any period on or prior to the Closing Date, other than without limitation (x) any rights under this Agreement or any certificate delivered pursuant to this Agreement, (y) any rights of directors and officers of the Company to indemnification and exculpation pursuant to the organizational documents of the Company, indemnification agreements entered into between such directors or officers and the Company or otherwise as allowed by Law, and (z) any rights of Seller against any of the Knowledge Individuals with respect to any information contained in any certificate delivered by such Knowledge Individual to Seller in connection with this Agreement.
Section 4.17    Employees. Seller will notify Buyer in writing as soon as reasonably practicable after the Company enters into any agreement or other arrangement to (i) pay any bonus or other compensation to any member of the current Company management team in connection with the transactions contemplated by this Agreement or otherwise outside the Ordinary Course of Business or (ii) repurchase or redeem any equity interests held by (or on behalf of) any member of the current Company management team.
Section 4.18    Non‑Competition and Non‑Solicitation.
(a)    Term.
(i)    The “Non‑Competition Period” shall mean the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.
(ii)    The “Non‑Solicitation Period” shall mean the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date.
(b)    Non‑Competition.
(i)    Each of LivingSocial and Seller agrees and consents that there exists valid and sufficient consideration and agrees that during the Non‑Competition Period, neither LivingSocial nor Seller shall, directly or indirectly, in any manner (whether as an owner, stockholder, officer, director, partner, manager, joint venturer, employee, independent contractor, consultant, agent or otherwise), except on behalf of for the benefit of Buyer, the Company or any of its Subsidiaries:
(A)    engage or participate in any business activity that is directly or indirectly in competition with the business of Company or any of its Subsidiaries (other than the Malaysian Subsidiary) as currently conducted by the Company or any of its Subsidiaries in the Republic of Korea on the date of this Agreement; or
(B)    solicit, induce, attempt to induce or otherwise encourage any Person that was a distributor, licensor or supplier that had done business with the Company or any of its Subsidiaries within the twelve (12) months prior to the Closing to terminate or alter its business relationship with the Company or its Subsidiaries.
The inclusion of any offering by LivingSocial or its Subsidiaries shall not be considered a competitive business activity if the offering is made outside the Republic of Korea and not targeted to residents of the Republic of Korea (regardless of whether any such residents of the Republic of Korea decide to purchase or participate in such offering)
(ii)    Subject to Section 4.18(e) below, each of LivingSocial and Seller agrees and consents that there exists valid and sufficient consideration and agrees that for an additional two (2) years after the completion of the Non‑Competition Period, none of LivingSocial, Seller or any of their respective Subsidiaries shall, directly or indirectly, acquire an entity, through asset purchase, merger, or otherwise, in the Republic of Korea, that engages or participates in any business activity that is directly or indirectly in competition with the business of the Company or its Subsidiaries (other than the Malaysian Subsidiary) as conducted by the Company or any of its Subsidiaries in the Republic of Korea as of the Effective Date.
(c)    Non‑Solicitation of Employees. Each of LivingSocial and Seller agrees that during the Non‑Solicitation Period, neither LivingSocial nor Seller shall, directly or indirectly, in any manner (whether as an owner, stockholder, officer, director, partner, manager, joint venturer, employee, independent contractor, consultant, agent or otherwise), solicit for employment or other services, or employ or engage as a consultant any director‑level or above employee of the Company or any of its Subsidiaries as of the Closing (“Covered Employee”); provided, that any general advertisement or listing of employment positions not targeted to residents of the Republic of Korea shall not be deemed a solicitation for employment and nothing herein shall preclude LivingSocial or Seller either soliciting or hiring as an employee or consultant any Covered Employee whose employment with the Company or its Affiliates terminated prior to such solicitation or employment.
(d)    Acknowledgment. Each of LivingSocial and Seller acknowledges that each of the restrictions agreed to by them in this Section 4.18 is reasonable, giving consideration to the interests of each of the Parties to this Agreement, and that they are necessary to protect the interests of Buyer and Parent. The Parties further acknowledge that the duration and calculation of the term specified in Section 4.18(a) are appropriate given the circumstances surrounding this Agreement.
(e)    Change of Control. Notwithstanding anything else contained in this Agreement to the contrary, in the event of a change of control of LivingSocial or Seller, the provisions of this Section 4.18 shall not apply to any such Person who then controls LivingSocial or Seller or such Person’s Affiliates (exclusive of LivingSocial and Seller) following such change of control; provided, however, that this Section 4.18 shall continue to apply to any direct or indirect activities of LivingSocial or Seller (including, without limitation, any direct or indirect use of the assets of LivingSocial or Seller (including Intellectual Property) by such Person who controls LivingSocial or Seller or such Person’s Affiliates (exclusive of LivingSocial and Seller).
(f)    Remedies. If any Party breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 4.18 (the “Restrictive Covenants”), Buyer shall have the right and remedy to have the Restrictive Covenants specifically enforced against Seller and LivingSocial by any court of competent jurisdiction, including immediate temporary injunctive relief in accordance with applicable Law, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity.
(g)    Modification of Restrictive Covenants. If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 4.18 will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.
Section 4.19    Notification of Certain Matters. Each of LivingSocial and Seller, on the one hand, and Buyer, on the other hand, shall give prompt notice to each other of (a) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate so as to cause any of the closing conditions not to be satisfied and (b) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or obligation to be complied with or satisfied by it under this Agreement; provided, that, except to prevent a Party from committing fraud, no such disclosure pursuant to clause (a) or (b) shall be deemed to (1) amend or supplement the Disclosure Schedule, (2) otherwise prevent or cure any misrepresentation, breach of warranty, or breach of covenant or obligation, or (3) limit or otherwise affect any remedies available to the Party receiving such notice; provided, further, that if any fact or matter disclosed pursuant to clause (a) or (b) would result in the failure of condition in, as applicable, Section 5.1 or Section 5.2 to be satisfied, and the affected Party elects to consummate the Closing notwithstanding the existence of such fact or matter, such fact or matter shall not be precluded from forming the basis for any claim for indemnification under Article VII.
Section 4.20    Deletion/Destruction of Seller Confidential Information. Promptly following the Closing, but no later than sixty (60) days following the Closing, the Company and its Subsidiaries will use commercially reasonable efforts to delete or destroy all Seller Confidential Information from all books and records retained by the Company and its Subsidiaries, including all books and records in electronic form, including databases, Salesforce.com, e‑mails and backups retained for archival and disaster recovery purposes; provided, however, that the Company and its Subsidiaries shall first ensure that it has delivered all such Seller Confidential Information to Seller. As part of this process, the Company shall inform all directors, officers, employees, agents and independent contractors to delete such Seller Confidential Information from their respective desktops, notebooks, files or databases maintained by such employees. Upon Seller’s request, the Company shall certify to Seller that it has and continues to comply with this Section 4.19. Promptly following the Closing, but no later than sixty (60) days following the Closing, the Company and its Subsidiaries will discontinue any and all usage of Salesforce.com pursuant to LivingSocial’s license agreement with Salesforce.com.
Section 4.21    LS Korea Financial Statements; Monthly Financial Reports.
(a)    LivingSocial shall prepare and deliver to Parent, at least three (3) Business Days prior to the Closing Date, consolidated financial statements of LS Korea and its Subsidiaries, audited by PricewaterhouseCoopers LLP or another registered independent public accounting firm in accordance with US GAAP, as of and for the periods set forth below in order to assist Parent in satisfying Parent’s reporting obligations under Rule 3-05 of Regulation S-X (such financial statements collectively, the “LS Korea Financial Statements”).
(i)    If the Closing occurs on or before February 17, 2014, the required consolidated financial statements of LS Korea and its Subsidiaries to be furnished prior to the Closing are as follows:
(A)    audited consolidated balance sheets as of December 31, 2012 and 2011, and the related audited consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders' equity for each of the twelve (12) month periods ended December 31, 2012, 2011 and 2010, in each case in accordance with US GAAP; and
(B)    unaudited consolidated balance sheet as of September 30, 2013, and the related unaudited consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders' equity for the nine (9) month periods ended September 30, 2013 and 2012, respectively, in each case in accordance with US GAAP (except for the omission of notes required by US GAAP).
The unaudited consolidated financial statements of LS Korea as of September

30, 2013 and for the periods ended September 30, 2013 and 2012, respectively, shall have been reviewed by the independent public accounting firm that audited the consolidated financial statements as of December 31, 2012 and 2011 and for the three-year period ended December 31, 2012.
(ii)    If the Closing occurs after February 17, 2014, the Closing Cash Payment shall be increased by the amount of third party fees actually incurred by LivingSocial or Seller in connection with the preparation of the LS Korea Financial Statements pursuant to this Section 4.21(a)(ii), subject to Parent’s receipt of reasonable documentation evidencing the incurrence of such fees, and the required consolidated financial statements of LS Korea and its Subsidiaries to be furnished prior to the Closing are as follows:
(A)    audited consolidated balance sheets as of December 31, 2013 and 2012, and the related audited consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders' equity for each of the twelve (12) month periods ended December 31, 2013, 2012 and 2011, in each case in accordance with US GAAP.
(iii)    The Closing Cash Payment shall be increased by the amount of third party fees actually incurred by LivingSocial or Seller in connection with the preparation of the LS Korea Financial Statements pursuant to Section 4.21(a)(i) above, subject to Parent’s receipt of reasonable documentation evidencing the incurrence of such fees.
(b)    For the avoidance of doubt, the Parties expect that the SEC reporting rules will require that the financial statements for periods prior to the acquisition of the Company by LS Korea shall reflect the results of operations of the Company, the predecessor entity to LS Korea for SEC financial statement reporting purposes.
(c)    Beginning on the Effective Date and from time to time until the Closing, LivingSocial shall provide to Parent copies of such monthly financial reports of the Company as are provided to the senior executives of LivingSocial as promptly as practicable after such reports are distributed to the management of LivingSocial.

ARTICLE V
CONDITIONS PRECEDENT
Section 5.1    Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the LS Korea Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Buyer of the following conditions:
(a)    Representations and Warranties. The Fundamental Representations that are qualified by materiality shall be true and correct in all respects as of the Effective Date and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The Fundamental Representations that are not qualified by materiality shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date). The representations and warranties of Seller set forth in this Agreement other than the Fundamental Representations shall be true and correct (without giving effect as to any limitation as to materiality or “Material Adverse Effect” set forth therein), as of the Effective Date and as of the Closing Date as though made at and as of the Closing Date except to the extent expressly made as of an earlier date, except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate have a Material Adverse Effect; and Buyer shall have received a certificate signed by a director of Seller to the effect set forth in this Section 5.1(a).
(b)    Performance of Covenants and Obligations of Seller. Seller shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except (x) Seller shall have provided all Financial Statements described in Section 3.1(f), (y) Seller shall have performed and complied with all of its covenants set forth in Section 4.9 (Termination or Assignment of Certain Third Party Agreements), Section 4.10 (Intercompany Accounts; Affiliate Agreements), Section 4.11 (Termination of Employee Benefit Plans), Section 4.13 (Termination of Signing and Withdrawal Powers), Section 4.14 (Sale of Malaysian Business) and Section 4.21 (LS Korea Financial Statements) in all respects, and (z) to the extent that such covenants are qualified by the term “material” or “Material Adverse Effect”, in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing; and Buyer shall have received a certificate signed by a director of Seller to the effect set forth in this Section 5.1(b).
(c)    Third Party Approvals. All (i) Necessary Permits and all approvals or authorizations from all Governmental Entities required of Seller, the Company and each of its Subsidiaries as set forth in Section 5.1(c) of the Disclosure Schedule; (ii) filings, notices and reports required under FIPL and FX; and (iii) approvals or authorizations from Persons other than Governmental Entities set forth in Section 5.1(c) of the Disclosure Schedule required of Seller and the Company shall, in each case, have been duly obtained by Seller, the Company and Buyer, respectively, and shall be in full force and effect.
(d)    No Actions. No Action shall be pending before any Governmental Entity wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by any Transaction Agreement; (ii) cause any of the transactions contemplated by any Transaction Agreement to be rescinded following the Closing; or (iii) adversely affect the right of Buyer to own the LS Korea Shares and to control the Company and each of its Subsidiaries; and Buyer shall have received a certificate signed by a director of Seller to the effect set forth in this Section 5.1(d).
(e)    Delivery of Documents. Seller shall have delivered, or caused to be delivered, to Buyer each of the deliverables specified in Section 2.4(a).
(f)    Key Employees. The Employment Agreements executed by each of the Key Employees concurrently with this Agreement shall be in full force and effect and shall not have been revoked, rescinded or otherwise repudiated by the respective signatories thereto.
(g)    Management Shares. All of the shares of LivingSocial held by LS Korea for members of the management team of the Company shall have been distributed prior to the Closing Date.
(h)    No Material Adverse Effect. Between the Effective Date and the Closing Date, there shall not have occurred any event or condition of any character that has had or would be reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a Material Adverse Effect.
Section 5.2    Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the LS Korea Shares and the other actions to be taken at the Closing are further subject to the satisfaction or waiver by Seller of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Date and as of the Closing as though made at and as of the Closing, except to the extent that such representations and warranties are qualified by the term “material” or “material adverse effect”, in which case such representations and warranties (as so written, including the term “material”) shall be true and correct in all respects as of the Effective Date and as of the Closing as though made at and as of the Closing, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this Section 5.2(a).
(b)    Performance of Covenants and Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and obligations hereunder in all material respects through the Closing, except to the extent that such covenants and obligations are qualified by the term “material” or “material adverse effect”, in which case Buyer shall have performed and complied with all of such covenants and obligations (as so written, including the term “material”) in all respects through the Closing; and Seller shall have received a certificate signed by an executive officer of Buyer to the effect set forth in this Section 5.2(b).
(c)    Regulatory Approvals. All Necessary Permits and all approvals or authorizations from all Governmental Entities required of Buyer set forth in Section 5.2(c) of the Disclosure Schedule, shall have been duly obtained by Buyer and shall be in full force and effect.
(d)    Delivery of Documents. Buyer shall have delivered, or caused to be delivered, to Parent each of the deliverables specified in Section 2.4(b).
Section 5.3    Conditions to Obligations of Each Party. The respective obligations of Buyer, Parent, Seller and LivingSocial to effect the purchase and sale of the LS Korea Shares and the other actions to be taken at the Closing are subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
(a)    No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the purchase and sale of the LS Korea Shares, this Agreement or any of the transactions contemplated hereby illegal or otherwise prohibiting or preventing the consummation of any of the transactions contemplated hereby.
(b)    No Injunctions; Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby or thereby shall be in effect.
(c)    Antitrust Laws. The KFTC shall have issued an unconditional approval of the Business Combination Report. If the KFTC orders any Divestiture Action as a condition to the approval of the Business Combination Report, such order shall be deemed as non‑satisfaction of the condition in this Section 5.3(c).
ARTICLE VI
SURVIVAL
All representations and warranties contained in this Agreement shall survive Closing solely for purposes of Sections 7.1(a) and 7.2(a) and shall terminate and expire at the close of business on the date that is twelve (12) months after the Closing Date (the “Indemnity Period”), except for the Fundamental Representations, which shall survive indefinitely (except with respect to the representations and warranties in Section 3.1(l) (Taxes), which shall survive until sixty (60) days past the expiration of the applicable statute of limitations). All covenants and other obligations of contained in this Agreement shall survive the Closing and continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied, or otherwise indefinitely (except as limited by applicable Law) in accordance with the respective terms of such covenants and obligations set forth in this Agreement.
ARTICLE VII
INDEMNIFICATION
Section 7.1    Indemnification by Seller and LivingSocial. Each of Seller and LivingSocial, jointly and severally, will indemnify and hold harmless Buyer and its directors, officers, stockholders, employees, agents, subsidiaries and affiliates (the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for, any loss, liability, claim, damage or expense, including reasonable out‑of‑pocket costs of investigation and defense of claims and reasonable attorneys’ fees and expenses, (collectively, “Losses”) incurred by Buyer Indemnified Persons arising under or resulting from with any of the following:
(a)    any breach of any representation or warranty of Seller set forth in Section 3.1 of this Agreement;
(b)    any breach of any covenant or agreement of Seller herein;
(c)    any claim in connection with Item 1 set forth on Section 7.1 of the Disclosure Schedule;
(d)    any payments in connection with the item set forth on Section 3.1(n) of the Disclosure Schedule (provided that the provisions of Section 7.6 are complied with in respect of defense of such Third Party Claim); and
(e)    any payments in connection with Item 2 set forth on Section 7.1 of the Disclosure Schedule.
All claims for indemnification under this Section 7.1 shall be administered by Buyer for itself and on behalf of all other Buyer Indemnified Persons.
Section 7.2    Indemnification by Buyer and Parent. Each of Parent and Buyer, jointly and severally, will indemnify and hold harmless Seller and its directors, officers, stockholders, employees, agents, subsidiaries and affiliates (collectively, the “Seller Indemnified Persons”) and will reimburse the Seller Indemnified Persons for, any Losses incurred by the Seller Indemnified Persons resulting from with any of the following:
(a)    any breach of any representation or warranty made by Buyer in Section 3.2 of this Agreement; or
(b)    any breach of any covenant or agreement of Buyer herein.
Section 7.3    Indemnification Limitation – Deductible. Seller and LivingSocial shall have no obligation to indemnify Buyer Indemnified Persons under Section 7.1(a) and for claims brought against Seller or LivingSocial that arise under Section 7.1(a), and no indemnification claims shall be brought against Seller or LivingSocial until the aggregate amount of Losses incurred by

Buyer Indemnified Persons, exceeds $1,300,000 (the “Indemnification Deductible”), at which point Seller and LivingSocial will be obligated to indemnify Buyer Indemnified Persons from and against all Losses incurred by such Buyer Indemnified Persons in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to Losses arising under or resulting from common law fraud or breaches of the Fundamental Representations.
Section 7.4    Indemnification Limitation – Cap, Escrow – Sole Resource.
(a)    Seller and LivingSocial shall have no obligation to indemnify Buyer Indemnified Persons under Section 7.1(a), and no indemnification claims or any other claims shall be brought against Seller for an aggregate amount of Losses incurred by Buyer in excess of the Escrow Amount (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply with respect to any Losses arising under or resulting from common law fraud or breaches of the Fundamental Representations. The indemnification liability of Seller and LivingSocial for any breaches of the Fundamental Representations or claims pursuant to Sections 7.1(b) through 7.1(e) shall be capped at the amount of Purchase Price actually received by Seller; provided that for the sake of clarity, the amount of the Escrow Fund should not count as Purchase Price until any such amounts in the Escrow Fund are received by Seller.
(b)    Except for common law fraud, claims pursuant to Sections 7.1(b) through 7.1(e), and breaches of Fundamental Representations, it is understood and agreed by the Parties that recourse by Buyer Indemnified Persons to the Escrow Fund as described in Section 7.6 below shall constitute the sole and exclusive remedy of Buyer Indemnified Persons for all Losses that are to be indemnified by Seller or LivingSocial hereunder. In the event of a breach of Fundamental Representations, common law fraud or claims pursuant to Sections 7.1(b) through 7.1(e), the Buyer Indemnified Persons shall first seek recourse from the Escrow Fund until such a time as the Escrow Fund is depleted in accordance with Section 7.5 and only with respect to any claim for breach of any Fundamental Representation, claims pursuant to Sections 7.1(b) through 7.1(e), or common law fraud, then directly to Seller or LivingSocial.
Section 7.5    Escrows; Distribution from Indemnity Escrow.
(a)    Indemnity Escrow. To secure Seller’s and LivingSocial’s performance of their indemnity obligations under this Article VII, on the Closing Date, Buyer shall deposit the Escrow Amount into an escrow account (the “Escrow Fund”) established with J.P. Morgan Trust Company, National Association (the “Escrow Agent”) in accordance with the terms and conditions of the Escrow Agreement to be entered into between Buyer, Seller and the Escrow Agent (the “Escrow Agreement”). The Escrow Agreement shall have a term lasting the duration of the Indemnity Period, subject to pending claims. The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Buyer.
(b)    Distributions from Escrow Fund. If it is determined under the terms of this Agreement or by mutual written agreement of Buyer and Seller that Seller or LivingSocial has an obligation to indemnify a Buyer Indemnified Person for a claim pursuant to

Section 7.1, then such Buyer Indemnified Person shall make such claim (i) first against the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement and any Losses for which such Buyer Indemnified Person is entitled to indemnification shall be recovered or paid from the Escrow Fund for the amount of such claim in accordance with the terms of the Escrow Agreement until such Losses are paid or until the Escrow Fund has been depleted and (ii) only with respect to any claim for breach of any Fundamental Representation, claims pursuant to Sections 7.1(b) through 7.1(e) or common law fraud, second against Seller or LivingSocial directly once the Escrow Fund has been depleted.
Section 7.6    Indemnification Procedures.
(a)    An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party (“Indemnifying Party”) prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought. The Third Party Claim Notice shall (A) describe the claim in reasonable detail, and (B) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or reasonably may be suffered by the Claiming Party with respect to such Third Party Claims. The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article VII, and then only to the extent of such prejudice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (x) assuming responsibility for the Third Party Claim, or (y) disputing the claim for indemnification against it (such notice, the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within forty‑five (45) days after receipt of the notice from the Claiming Party of the Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).
(b)    If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Claiming Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party may settle such Third Party Claim, but shall not, without the consent of the Claiming Party (which consent shall not be unreasonably withheld, conditioned or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto). If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above and does not dispute the claim for indemnification against it, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the Third Party Claim in any manner the Claiming Party reasonably may deem appropriate and reasonable; provided, that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party and the Indemnifying Party from all liability with respect thereto; provided further that any settlement or resolution of a Third Party Claim made without the prior written consent of Seller shall not be determinative of the existence of or amount of indemnifiable Losses relating to such matter; and provided, further, that the Indemnifying Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 7.6, resulting in liability on the part of the Claiming Party, then subject to the limitations set forth in Sections 7.3, 7.4, and 7.5, the Indemnifying Party shall pay the amount of such Losses (which payment, in the case of indemnification by Seller, shall be made by the Escrow Agent’s transfer to Buyer of a portion of the Escrow Fund equal to such Losses).
(c)    In the event that the Indemnifying Party disputes the claim for indemnification against it with respect to such Third Party Claim, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim in any manner the Claiming Party may deem reasonably appropriate; provided that the Claiming Party shall not, without the consent of the Indemnifying Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant of such Third Party Claim releases the Indemnifying Party from all liability with respect to such Third Party Claim; and provided further that any settlement or resolution of a Third Party Claim made without the prior written consent of Seller shall not be determinative of the existence of or amount of indemnifiable Losses relating to such matter. If such dispute regarding the indemnification obligation of the Indemnifying Party with respect to such Third Party Claim has been finally resolved by a court or other tribunal of competent jurisdiction, or by mutual agreement of the Claiming Party and Indemnifying Party, to provide for indemnification by the Indemnifying Party of such Third Party Claim, subject to the provisions of Sections 7.3, 7.4, and 7.5, the Indemnifying Party shall within ten (10) Business Days of the date of such resolution or agreement, pay to the Claiming Party all Losses paid or incurred by the Claiming Party in connection therewith (which payment, in the case of indemnification by Seller, shall be made by the Escrow Agent’s transfer to Buyer of a portion of the Escrow Fund in an amount equal to such Losses).
(d)    In the event any Claiming Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder other than in connection with a Third Party

Claim, such Claiming Party shall deliver prompt notice of such claim to the Indemnifying Party within twenty (20) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) stating in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim, the amount of the claim, and the basis for the indemnification sought. Notwithstanding the foregoing, the failure of the Claiming Party to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Article VII, and then only to the extent of such prejudice If the Indemnifying Party notifies the Claiming Party that it does not dispute the claim described in such notice or fails to notify the Claiming Party within thirty (30) days after delivery of such notice by the Claiming Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Claiming Party’s notice shall be conclusively deemed a liability of the Indemnifying Party and, subject to the limitations set forth in this Article VII, as applicable, Buyer shall pay the amount of such Loss to the Seller Indemnified Persons on demand, or the Escrow Agent shall cause the transfer to Buyer of a portion of the Escrow Fund equal to the Loss incurred by Buyer Indemnified Persons, as applicable. If the Indemnifying Party has timely disputed its liability with respect to such claim, the dispute shall be resolved by mutual agreement of the Claiming Party and Indemnifying Party, or in the absence of such agreement, by a court or other tribunal of competent jurisdiction. Notwithstanding anything to the contrary contained herein, as applicable, Buyer shall pay the Seller Indemnified Persons, or the Escrow Agent on behalf of Seller shall transfer to Buyer a portion of the Escrow Fund having a value equal to, the amount of any such Loss no later than ten (10) Business Days following the determination of the Indemnifying Party’s liability (whether such determination is made pursuant to the procedures set forth in this Section 7.6(d), by agreement between the Indemnifying Party and the Claiming Party or by final adjudication).
(e)    Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds or third party recoveries with respect to such Losses actually received by a Claiming Party or its Affiliates. If the indemnity amount is paid prior to the Claiming Party’s actual receipt of insurance proceeds or third party recoveries related thereto, and a Claiming Party subsequently receives such insurance proceeds or third party recoveries, then the Claiming Party shall promptly notify and pay to the Indemnifying Party the amount of insurance proceeds subsequently received. The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or Losses for which it is seeking indemnification hereunder. Except as otherwise provided in this Section 7.6(e), the existence of any insurance policies shall not affect the indemnification obligations of Seller.
(f)    Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be reduced by the Tax benefits actually realized by a Claiming Party or its Affiliates, in respect of such Loss (the “Tax Benefits”). For purposes of determining Tax Benefits, a Claiming Party shall be deemed to have “actually realized” a Tax benefit to the extent that the amount of Taxes payable by the Claiming Party as shown on such Claiming

Party’s Tax Return for the year in which the Loss is incurred or indemnity payment is made, is reduced below the amount of Taxes that the Claiming Party would have been required to pay but for the deduction attributable to the incurrence or payment of such Loss.
Section 7.7    Consequential Damages. Notwithstanding anything else herein to the contrary, in no event shall any Indemnifying Party be liable to any Claiming Party hereunder for any unforeseeable, consequential or punitive damages, except in the case of any such damages that are payable to a third party in respect of a Third Party Claim that gives rise to indemnification payment obligations in accordance with the terms hereunder.
Section 7.8    Computation of Losses. Solely for purposes of calculating the dollar amount of any Losses suffered by a Buyer Indemnified Person pursuant to a breach of a representation or warranty under Section 3.1, each representation or warranty that contains any qualification as to “materiality” or “Material Adverse Effect” shall be deemed to have been given as though there were no such qualification, and any such qualification shall be disregarded for purposes of this Article VII.
Section 7.9    Exclusive Remedy. Except with respect to any Loss that is the result of common law fraud on the part of the other Party or any of its Affiliates, each of the Parties hereto agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to this Article VII; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a Party may have pursuant to this Agreement.
Section 7.10    Duplication of Recovery. Any Loss for which any Party is entitled to indemnification under Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Loss constituting a breach of more than one representation, warranty, covenant or agreement; provided, however, that the right to indemnification shall not be limited to the extent that the amount of Losses for such state of facts has not previously been recovered. For the avoidance of doubt, any liability included in the calculation of Working Capital shall not constitute a Loss under this Agreement.
Section 7.11    Subrogation. Upon making any indemnification payment under this Article VII, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates.
Section 7.12    Tax Indemnification.
(a)    In addition to the indemnification obligations set forth in Section 7.1 above, each of Seller and LivingSocial, jointly and severally, will absolutely and unconditionally indemnify and hold harmless the Buyer Indemnified Persons from any and all Pre-Closing Taxes and any Korean CGT, without duplication of any claim for indemnification for a breach of a representation or warranty contained in Section 3.1(1), in each case, together with any reasonable costs paid to experts and advisors in connection with such Pre-Closing Taxes and any Korean CGT, any interest, penalties and additions to Tax with respect to any of the foregoing, and any Losses incurred in connection with any of the foregoing. It is expressly understood and agreed that the Buyer Indemnified Persons shall have no obligation whatsoever to mitigate any Pre-Closing Taxes and any Korean CGT.
(b)    An indemnity payment otherwise due and payable by Seller, LS Korea, the Company or any of its Subsidiaries pursuant to this Section 7.12, or Section 7.1(a) in so much as it relates to a breach of a representation or warranty contained in Section 3.1(l), shall be determined on a net basis after the application (without duplication) of any Tax Attributes of LS Korea, the Company or any of its Subsidiaries, as the case may be, which would have actually been available to offset or reduce such Tax liability if the assessment of and the payment of such Tax liability had been timely made in the applicable Pre-Closing Tax Year by Seller, LS Korea, the Company or any of its Subsidiaries. For the avoidance of doubt, Tax Attributes and application of Tax Attributes shall be determined on an entity by entity basis to the extent required under applicable Law.
(c)    Notwithstanding anything to the contrary herein, no Buyer Indemnified Persons will be limited in their indemnification rights as described pursuant to this Section 7.12 as a result of (i) any failure or delay to provide notice of a Tax Contest Claim to Seller, LS Korea, the Company or any of its Subsidiaries unless Seller, LS Korea, the Company or any such Subsidiary was prejudiced thereby under this Article VII, and then only to the extent of such prejudice or (ii) as a result of any actions taken, or failure to take any action or provide notice, in connection with Taxes or the imposition of Taxes, interest, penalties or additions to Taxes other than as a result of a breach of a covenant by the Buyer Indemnified Persons with respect to Tax matters. No Seller Indemnified Person shall object to, or raise as a defense to the indemnification provided for herein, any argument that any Buyer Indemnified Person took any action, or failed to take any action, which resulted in the imposition of Taxes or penalties that would not have otherwise been imposed other than as a result of a breach of a covenant by the Buyer Indemnified Persons with respect to Tax matters. The indemnification obligation of the Seller Indemnified Persons under this Section 7.12 shall be binding upon LivingSocial and its successors and assigns (including any successor to the business or assets of LivingSocial, whether by merger, stock sale, asset purchase or otherwise), and shall not be subject to any counterclaim, setoff, deduction or defense based upon any claim any Seller Indemnified Person may have against any Buyer Indemnified Person hereunder or otherwise.
(d)    Buyer shall notify the Seller Indemnified Persons of the payment by Buyer, LS Korea, the Company or its Subsidiaries of amounts that are the responsibility of the Seller Indemnified Persons, and the Seller Indemnified Persons under this Section 7.12, shall reimburse Buyer for any such Taxes or Losses within fifteen (15) Business Days after delivery of such notice; provided, that Buyer may, at its option, recover the amount of any such amounts (or any portion thereof) from the Escrow Fund (in which case Buyer shall specify in the notice delivered pursuant to this sentence the amount due under this Section 7.12 to be set off against and deducted from the Escrow Fund, if any).

Section 7.13    Purchase Price Adjustment. All indemnification payments made hereunder will be treated by all Parties as adjustments to the Purchase Price.
ARTICLE VIII
TERMINATION PRIOR TO THE CLOSING
Section 8.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:
(a)    by Seller or Buyer in writing, if any Requirement of Law shall be in effect which has the effect of prohibiting or restraining such Parties or Party from consummating the transactions contemplated by this Agreement, and the Parties or Party seeking to terminate this Agreement pursuant to this Section 8.1(a) shall have used commercially reasonable best efforts to cure such condition, provided that in the case of any such Requirement of Law that is an Order, such Order has become final and non‑appealable;
(b)    by Seller in writing, if the Closing has not occurred on or prior to January 2, 2014 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Seller if its action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date; provided further, that the Termination Date shall be extended by up to sixty (60) days from the Termination Date (the “Extension Period”) in the case that Buyer is using commercially reasonable efforts to pursue the approval of the Business Combination Report from the KFTC for the Transaction;
(c)    by Buyer or Seller in writing at any time after the expiration of the Extension Period;
(d)    by Buyer, if the KFTC orders any Divestiture Action or disapproves the Business Combination Report;
(e)    by Seller or Buyer, if there shall have been a breach by Buyer or Seller, respectively, of any of their respective representations, warranties, covenants or obligations contained herein, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured on or prior to the earlier of (x) the Termination Date and (y) the twentieth (20th) calendar day following receipt of written notice thereof by the Party alleged to be in breach; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to a Party who shall then be in breach of this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 5.1 or Section 5.2; or
(f)    by mutual written consent of Seller and Buyer.
Section 8.2    Effect of Termination; Survival. In the event of termination of this

Agreement as provided in this Article VIII:
(a)    this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party, except (i) under the provisions of Section 10.1, and any other Section of this Agreement which, by its express provisions, survives the termination of this Agreement, or the survival of which is necessary to fulfill the intended effect of any other Section which, by its express provisions, survive the termination of this Agreement and (ii) that nothing herein shall relieve any Party from liability for any willful or intentional breach of this Agreement prior to its termination; and
(b)    all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Governmental Entity or other Person to which made.
Section 8.3    Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent permitted under any applicable Requirement of Law, (a) extend the time for the performance of any of the obligations of the other Parties or Party hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Fees and Expenses. Whether or not the Closing shall occur, except as provided herein, each Party shall pay such Party’s own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the transactions contemplated hereby; provided, LivingSocial shall also be solely responsible for all fees and expenses of the Company and each of its Subsidiaries incident to preparing for, entering into and carrying out the Transaction Agreements and the transactions contemplated hereby and thereby and incurred prior to the Closing.
Section 9.2    Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of (a) in the case of personal delivery, when actually delivered; (b) in the case of delivery by prepaid overnight courier with guaranteed next day delivery, the day designated for delivery by such courier; (c) in the case of delivery by registered or certified mail, postage prepaid, return receipt requested, five (5) days after deposit in the mails; (d) in the case of transmittal by facsimile, upon receipt by the sender of a printed confirmation of transmittal; or (e) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal, and in each case shall be addressed as follows (or at such other address, facsimile number or e‑mail address for a Party as shall be specified by like notice):

(a) If to Buyer or Parent, to: Groupon, Inc. 600 W. Chicago Ave., Suite 400 Chicago, Illinois, 60654 Attn: David Schellhase
with a copy, which shall not constitute notice to Buyer, to: DLA Piper LLP (US) 203 N. LaSalle Street, Suite 1900 Chicago, Illinois 60601 Attn: Richard E. Ginsberg
(b) If to Seller or LivingSocial, to: LivingSocial, Inc. 1445 New York Avenue NW, 2nd Floor Washington, DC 20005 Attn: Jim Bramson
with a copy, which shall not constitute notice to Seller, to: Cooley LLP 4401 Eastgate Mall San Diego, California 92121 Attn: Barbara Borden
Section 9.3    Interpretation. This Agreement shall be governed by the following rules of interpretation: (a) when a reference is made in this Agreement to an Article, Section, Schedule, or Disclosure Schedule, such reference shall be to an Article of, a Section of, or a Schedule or Disclosure Schedule to, this Agreement unless otherwise indicated; (b)  disclosure of any item in the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non‑occurrence of any change or effect related to such item could result in a Material Adverse Effect; (c) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation;” (e) whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate; and (f) references to “$” shall mean United States dollars.
Section 9.4    Entire Agreement; Third‑Party Beneficiaries.
(a)    This Agreement (including all exhibits and schedules hereto, and the Disclosure Schedule), together with the other Transaction Agreements, constitutes the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to such subject matter.
(b)    Except as otherwise provided in Article VII with respect to the Indemnified Parties, the terms and provisions of this Agreement are intended solely for the benefit of the Parties, and their respective successors and assigns, and nothing in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy or claim under, or in respect of, this Agreement or any provision contained herein.
Section 9.5    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. The parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of any Transaction Agreement or any transactions contemplated hereby or thereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations of any Party shall be assigned, in whole or in part, by operation of law or otherwise by such Party without the prior written consent of the other Parties, and any such assignment that is not consented to shall be null and void; provided, however, that Buyer may, as long as such actions do not cause an adverse effect for Seller or any of its Affiliates and other than any obligations of Buyer or Parent with respect to Section 2.2(d) or any obligation to cause a Registration Statement to become effective pursuant to Section 4.15 or otherwise pursuant to this Agreement, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
Section 9.7    Disclosure Schedule. The Disclosure Schedule will be arranged in sections corresponding to the numbered and lettered sections of Section 3.1 to which exceptions to the representations and warranties set forth in Section 3.1 relate and which exceptions shall be deemed to be representations and warranties as if made under this Agreement. Exceptions to any representations or warranties disclosed in one section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement only to the extent that the exception’s relevance or applicability to information called for by such other Section or

Sections is reasonably apparent on its face from a plain reading of the text or information disclosed (without reference to any document(s) disclosed therein or further inquiry that such disclosure would qualify other Section or Sections), notwithstanding the omission of a reference or cross reference thereto.
Section 9.8    Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Parties or to specific performance of the terms hereof in addition to any other remedies at Law or in equity.
Section 9.9    Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Requirements of Law, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 9.10    Amendment; Modification and Waiver. This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 9.11    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. Each counterpart may be delivered by facsimile transmission or e‑mail (as a .pdf, .tif or similar uneditable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the Effective Date.

SELLER: LIVINGSOCIAL, B.V. By:/s/ Timothy O’Shaughnessy Name: Timothy O’Shaughnessy Title: Chief Executive Officer By:/s/ Siti Strijbosch Name: Siti Strijbosch Title: Director
LIVINGSOCIAL: LIVINGSOCIAL, INC. By:/s/ Timothy O’Shaughnessy Name: Timothy O’Shaughnessy Title: Chief Executive Officer
BUYER: GROUPON TRAILBLAZER, INC. By:/s/ David Schellhase Name: David Schellhase Title: President and Secretary
PARENT: GROUPON, INC. By: /s/ Jason Harinstein Name: Jason Harinstein Title: SVP, Corporate Development

SCHEDULE A

APPLICABLE ACCOUNTING PRINCIPLES

Ticketmonster, Inc.
2013 Working Capital Accounting Policies

Note: All the of the following accounting policies conform to US GAAP and in the absence of clarity US Generally Accepted Accounting policies should apply.

CURRENT ASSETS
Cash & Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The cash and cash equivalents balances consist of cash deposited in institutional money market mutual funds and regular interest bearing and noninterest bearing depository accounts with commercial banks.
Accounts Receivable
Accounts receivable primarily represents the net cash due from the Company's credit card and other payment processors for cleared transactions as well as cash due from merchants. When necessary, the carrying amount of the Company's receivables is reduced by an allowance for doubtful accounts that reflects management's best estimate of amounts that will not be collected. The allowance is based on historical loss experience and any specific risks identified in collection matters.
Prepaid Assets
Prepaid assets represent amounts paid in advance to primarily merchants and vendors for goods and services to be received in the near future.
CURRENT LIABILITIES
Accrued Expenses
The Company’s accrued expenses include loyalty programs, refunds, accrued compensation and benefits, and accrued professional fees and other.
Accrued Loyalty Awards Reserve
The Company’s loyalty programs allow its subscribers to earn credits that can be redeemed for future purchases of deals. Subscriber credits are provided to existing subscribers for performing qualifying acts. A qualifying act is when a subscriber performs an action, such as providing the Company a new subscriber referral, and the subscriber is made aware of the credits prior to the performance of the action. Upon issuance of the subscriber credits following a qualifying act, the value of subscriber credits is recorded to marketing expense. Unredeemed subscriber credits are recorded at the Company’s ultimate cost of such credits in accrued liabilities. The cost of

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expired credits is reversed against the initial marketing expense in the period of expiration. The Company also issues promotional credits in subscriber acquisition and other marketing campaigns, where the recipient of the credits is not required to perform any qualifying acts. Upon redemption, the value of promotional credits is recorded as marketing expense.
Accrued Refunds
At the time revenue is recorded, the Company records an accrual for estimated refunds primarily based on the Company’s historical experience with refunds. Refunds are recorded as a reduction of revenue. The liability for refunds is adjusted as appropriate as actual refund activity occurs. The Company routinely evaluates its assumptions used to estimate its subscriber refund accrual based on developments in refund and expiration patterns, subscriber contract changes, and other factors.
Accrued Compensation and Benefits
Accrued compensation and benefits includes accruals for salaries, annual leave, and corporate bonus. The Company’s employees are eligible for the Seller’s corporate bonus plan. The Seller’s corporate bonus plan is funded based on the 2013 financial performance at both the local level and total company level and is adjusted at the discretion of the LivingSocial Board.  This bonus pool is allocated to employees based on individual targets and performance, and the anticipated payout is adjusted each quarter based on actual results versus the target. The bonus plan is funded based on a mix of total corporate (20%) and local (80%) performance, split 50% / 50% between hitting Gross Profit and OEBITDA and Corporate Bonus Accrual targets. The parties agreed for purposes of the calculation of the Estimated Working Capital and the Actual Working Capital that the amount will remain fixed at 2,027,086,837 KRW for the Closing Date calculations.
The Company accrues a liability related to its annual paid leave policy over the period the employee renders the service that entitles the employee to future annual paid leave.
Deferred Revenue
Any cash payments received from revenue transactions are recorded as deferred revenue until all of the following criteria have been met: persuasive evidence of an arrangement exists; delivery has occurred; the selling price is fixed or determinable; and collectability is reasonably assured. The Company’s deferred revenue balances include amounts from all types of revenue sources.

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